UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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220 NW SECOND AVENUE

PORTLAND, OR 97209

April 15, 2016

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2016 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 26, 2016, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon three proposals: (1) the election of three Class II directors for terms of three years; (2) an advisory vote to approve named executive officer compensation; and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2016. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2 and 3.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement, a proxy card and an admission ticket for you and one guest to attend the meeting. If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 7, 2016, and we will provide you with an admission ticket. Please see page 2 for further instructions on attending the Annual Meeting. Detailed information relating to NW Natural’s business activities and operating performance is contained in our 2015 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

Tod R. Hamachek	Gregg S. Kantor
Chairman of the Board	Chief Executive Officer

Portland/One Pacific Square

NORTH
NW Glisan St.
Steel Bridge
NW Flanders St.
NW 3rd Ave.
NW 2nd Ave.
NW 1st Ave.
Naito Pkwy.
Willamette River
NW Everett St.
I-5
NW Natural
NW Davis St.
NW Couch St.
Burnside St.
Burnside Bridge

Directions to One Pacific Square

From the South:
- I - 5 North to Portland.
- At the I - 5 N./I - 405 N. split, stay left going towards City Center/Naito Pkwy.
- Turn right on Naito Pkwy. (third light).
- Turn left on Davis St.
- Turn right on 2nd Ave. (One Pacific Square is on the right).

From the North:
- I - 5 South to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on NW 3rd Ave.
- Turn left on NW Everett St. (One Pacific Square is on the right).

Parking available at the Smart Park lot; entrance on NW Davis St. between Naito Pkwy. and NW 1st Ave.

One Pacific Square
220 NW 2nd Avenue
Portland, OR 97209

Meeting located on the 4th floor

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 15, 2016

To our Shareholders:

The 2016 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 26, 2016 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect three Class II directors for terms of three years;
2.	to conduct an advisory vote to approve the named executive officers’ compensation;
3.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2016; and
4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Natural Common Stock at the close of business on April 7, 2016, the record date set for the Annual Meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend the meeting in person or who desire to vote by proxy before the meeting. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 26, 2016

This proxy statement and our 2015 Annual Report are available at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating, and returning the enclosed proxy card or Voting Instruction Form, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card or Voting Instruction Form, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 15, 2016

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2016

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural or the Company) is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend in person or who desire to vote by proxy prior to the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 26, 2016, at 2:00 p.m. Pacific Daylight Time. The close of business on April 7, 2016 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We request that you sign and return the enclosed proxy card or Voting Instruction Form promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Natural’s Annual Report for the fiscal year ended December 31, 2015, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card or Voting Instruction Form, commencing April 15, 2016.

HOW TO VOTE BY PROXY AND REVOKE YOUR PROXY

Voting by Proxy

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card or Voting Instruction Form accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy, even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone, or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 25, 2016.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 25, 2016.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2 and 3, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is exercised by: (1) delivering a written notice of revocation; (2) filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) voting after the date of the proxy by the internet or telephone; or (4) attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Northwest Natural Gas Company, 220 NW Second Avenue, Portland, OR 97209, Attention: Corporate Secretary.

Shares Held by Bank or Broker

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the Voting Instruction Form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the Annual Meeting, you must bring a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

Adjournment

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 27,493,381 shares of Common Stock outstanding on April 7, 2016 were held by 5,675 shareholders residing in 50 states, the District of Columbia, and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 7, 2016 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the nominees.

A majority of the shares of Common Stock outstanding at the close of business on April 7, 2016 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 7, 2016, and we will provide you with an admission ticket. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided online for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation provide that the Board of Directors (Board) shall be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at ten.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of the Class II directors expires at this year’s Annual Meeting. Messrs. Hamachek and Thrasher and Ms. Peverett are nominees for election to the Board as Class II directors to serve until the 2019 Annual Meeting or until their successors have been duly qualified and elected. Messrs. Hamachek and Thrasher and Ms. Peverett were last reelected to the Board of Directors by the shareholders at the 2013 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the three nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote for directors.

The Corporate Governance Standards adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will then decide whether to accept, such resignation.

The Board of Directors recommends the election of the three nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a NW Natural director, the committees on which they currently serve, and their age.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class II

(For a term ending in 2019)

Tod R. Hamachek Chairman of the Board, NW Natural, Ketchum, Idaho Age: 70 Director since: 1986 Board Committees: Governance (Chair) and Audit

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, was located in Danbury, Connecticut and was engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. Mr. Hamachek is a director of the Seattle Times Company and The Blethen Corporation (the majority owner of the Seattle Times Company) and is a member of the board of directors and chair-elect of Virginia Mason Medical Center and Virginia Mason Medical System in Seattle, Washington. He is also a director and past President of the board of directors of The Sun Valley Center for The Arts in Ketchum, Idaho. Mr. Hamachek is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Natural Board a broad array of institutional knowledge and historical perspective and has participated in a variety of our principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation, along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 57

Director since: 2007

Board Committees: Organization and Executive Compensation, and Public Affairs and Environmental Policy

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Westcoast Energy Ltd., including serving as President and Chief Executive Officer of Union Gas Limited, a Westcoast Energy company, between 2001 and 2003. Ms. Peverett serves on the board of directors of Canadian Imperial Bank of Commerce (CIBC), Encana Corporation, AEGIS, and Hydro One Inc. Ms. Peverett has also previously served on the board of directors of Postmedia Network Canada Corp., BC Ferry Authority, BC Ferries Services, Inc. (BC Ferries), and the United Way of Lower Mainland. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Toronto, Ontario, a natural gas distribution, storage and transmission company, and BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, as well as her board experience at Hydro One Inc., one of North America’s largest electricity delivery companies, and Encana Corporation, one of the largest natural gas suppliers in North America, and her prior board experience at BC Ferries, position her to advise management on a wide range of natural gas and energy industry-specific strategic and regulatory matters, including large project development and other business matters. In addition, Ms. Peverett’s other board experiences, including as Chair of the audit committee of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, a member of the audit committee of Encana Corporation and a former member of the audit committee of Postmedia Network Canada Corp., enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Chairman of the Board, Compli Corporation, Portland, Oregon

Age: 66

Director since: 2005

Board Committees: Public Affairs and Environmental Policy (Chair), Audit, and Organization and Executive Compensation

Mr. Thrasher served as Chairman and Chief Executive Officer of Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices from 2002 through December 2009, when he relinquished his position as Chief Executive Officer and continued to serve as Chairman of the Board. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001, as Executive Vice President and Chief Administrative Officer from 1997 to 1999, and as Senior Vice President and Chief Financial Officer from 1987 to 1997. Mr. Thrasher serves as Chairman of Compli, and serves on the board of directors of the Jensen Growth Fund. Mr. Thrasher is also Chairman of College Possible Portland, and a director of Education Northwest (formerly Institute for Youth Success and Oregon Mentors), the Children’s Institute, the OSU College of Business Dean’s Circle of Excellence, and is a member of the Cradle to Career Council of All Hands Raised, as well as a senior director of the Oregon Business Council. Mr. Thrasher has previously served on the board of directors of GSL Solutions, Inc., Friends of the Children, Portland State University Foundation, Innovation Partnership, the Leaders Roundtable, and the Oregon Coast Aquarium. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Mr. Thrasher brings to the NW Natural Board a wide range of leadership experiences in both the public and private sectors. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive and Chairman of Compli enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s other professional experiences, particularly his community and government related experience, provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class III

(Term ending in 2017)

Martha L. “Stormy” Byorum

Chief Executive Officer of Cori Investment Advisors, LLC, New York, New York

Age: 67

Director since: 2004

Board Committees: Finance (Chair), Audit, Governance, and Public Affairs and Environmental Policy (Ex Officio)

Ms. Byorum has been the Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P), since 2003. VB&P was a leading independent strategic advisory and investment banking firm specializing in Latin America. Ms. Byorum is also a member of the Board of Directors of the publicly traded Tecnoglass Inc., formerly known as Andina Acquisition Corporation, and has held that position since 2011, and is currently the Chair of the Tecnoglass Inc. Audit Committee. In addition, she was Executive Vice President of Stephens, Inc., a private investment banking firm from 2005 to 2013 and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc. from 2005 to 2012. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986 to 1990, overseeing $15 billion of loans and coordinating activities in 22 countries. Ms. Byorum later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. In addition to Ms. Byorum’s service as a director of the publicly-traded Tecnoglass Inc., she is a board member of privately-owned JELD-WEN, Inc., as well as a Life Trustee of Amherst College, and a Trustee Emeritus of the Folger Shakespeare Library. From 2001 until May of 2010, Ms. Byorum was a board member of Aeterna-Zentaris Laboratories, Inc., a publicly traded biopharmaceutical company, and from 2007 until December 2011, she was a board member of M&F Worldwide Corp., a holding company operating four businesses, that was publicly traded until December 2011. Ms. Byorum is a graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania.

Ms. Byorum brings to the NW Natural Board more than 37 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership roles at Stephens, Inc., Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Natural on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, mergers and acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s current and prior service on other boards, including on M&F Worldwide Corp., Aeterna-Zentaris Laboratories, Inc., and JELD-WEN, Inc., as well as Chair of the Audit Committee of Tecnoglass Inc., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 70 Director since: 2002 Board Committees: Audit (Chair), Finance, and Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc. from May 2005 to December 2008 when he was appointed to his current position of Chairman of the Board. From 2002 to May

2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, and a director of FLIR Systems, Inc. Mr. Carter is also Chairman of the Board of privately-owned Kuni Automotive, and a director of privately-owned JELD-WEN, Inc. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, he served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves on the board of The Nature Conservancy of Oregon, the Oregon Business Council and Grow Oregon, and is a former Chairman of the Oregon Business Plan. He is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Natural Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences, including his positions at Bechtel and as Chief Executive Officer of Schnitzer Steel Industries, as well as his other board service, including as Chairman of the Boards of Schnitzer Steel Industries and Kuni Automotive, and as a director of FLIR Systems, Inc. and JELD-WEN, Inc., enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc. and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, including through his service as President and Chief Executive Officer of Bechtel Enterprises, Inc., the finance and project development subsidiary of Bechtel Group, Inc., as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson President, Gibson Enterprises, Jackson, Wyoming Age: 63 Director since: 2002 Board Committees: Organization and Executive Compensation (Chair), Governance, and Finance

Mr. Gibson has been President of Gibson Enterprises since its formation in 1992. In 1983, Mr. Gibson cofounded Sequent Computer Systems and served as its President from 1988 until March 1992 and as its President and Co-CEO from 1990 until March 1993. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as a director of Radisys Corporation, Qorvo, Inc., the surviving company of the TriQuint Semiconductor merger, and Pixelworks. In the past five years, Mr. Gibson served as director of Verigy Pte. Ltd. and TriQuint Semiconductor, and a member of the Board of Trustees of Franklin W. Olin College of Engineering. He also serves as a member of the Board of Trustees of the St. Johns Medical Center and the Community Foundation of Jackson Hole in Jackson Hole, Wyoming. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois.

Mr. Gibson brings to the NW Natural Board extensive experience as a director of publicly-traded companies, including Radisys Corporation, Qorvo, Inc., Pixelworks and, formerly TriQuint Semiconductor and Verigy Pte. Ltd. He is a professional public company and non-profit board member, dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences,

Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s service as an audit committee member of Radisys Corporation, Qorvo, Inc., and Pixelworks, and formerly TriQuint Semiconductor and Verigy Pte. Ltd. highlight Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s current service on the governance committee of Qorvo, Inc. and the compensation committees of Radisys Corporation, Pixelworks and formerly TriQuint Semiconductor and Verigy Pte. Ltd. enables him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

Class I

(Term ending in 2018)

Timothy P. Boyle Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon Age: 66 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Mr. Boyle served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon from 1988 to February 25, 2015 when he relinquished his position as President. He remains Chief Executive Officer of Columbia Sportswear Company. Mr. Boyle began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company and Craft Brew Alliance, Inc., and is a trustee of Reed College, as well as a an Emeritus Trustee of the Freshwater Trust and a past member of the Young Presidents’ Organization and past Trustee of the Youth Outdoor Legacy Fund. He also is a past trustee of the University of Oregon Foundation and past Vice Chairman of its capital campaign committee. Mr. Boyle earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as Chief Executive Officer and a member of the board of directors of Columbia Sportswear Company, his service as a director of Craft Brew Alliance, Inc., as well as his service on the NW Natural Board, and his current and prior community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Vancouver, Washington Age: 71 Director since: 2003 Board Committees: Public Affairs and Environmental Policy, and Finance

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007, when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson currently serves as Chairman of the board of directors of Medical Teams International. He previously served as a director of the American Gas Association, the Energy Insurance Mutual, the Oregon Business Council and The Nature Conservancy of Oregon. Mr. Dodson also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. He was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. Mr. Dodson earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 18 years of service at NW Natural, including six years as Chief Executive Officer and more than 12 years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Natural’s Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Natural, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving at NW Natural, and his prior years serving as an outside legal advisor to NW Natural strengthen the Board’s collective knowledge, capabilities and experience.

Gregg S. Kantor Chief Executive Officer, NW Natural, Portland, Oregon Age: 58 Director since: 2008 Board Committees: None

Mr. Kantor began serving as the Company’s President and Chief Executive Officer on January 1, 2009. As of August 1, 2015, as part of the Company’s ongoing succession planning, Mr. Kantor relinquished his position as President, but continues to serve as the Company’s Chief Executive Officer. Mr. Kantor previously served as President and Chief Operating Officer of NW Natural from May 2007 to December 2008, and as Executive Vice President from December 2006 to April 2007. He also served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006, as Vice President of Public Affairs and Communications from 1998 to 2003, and as Director of Public Affairs and Communications from 1996 to 1998. Mr. Kantor is a director of the American Gas Association, Oregon Business Council, and Greater Portland Inc., a member of the Oregon Global Warming Commission, and a council member of All Hands Raised Advisory Council. He has also served as Chairman of the Boards of the American Gas Association, Portland Business Alliance, Co-Chairman of Cradle to Career Council of All Hands Raised, and the 2012 United Way Campaign, and a director of the Leaders Roundtable, the Oregon Energy Planning Council and the Portland Business Alliance. Mr. Kantor earned a Bachelor of Arts in Geography and Environmental Studies from the University of California at Santa Barbara and a Masters of Urban Planning from the University of Oregon.

Mr. Kantor serves a key leadership role on the NW Natural Board and provides the Board with in-depth knowledge of each area of NW Natural’s business, its regulatory environment, the energy industry generally, and the Company’s challenges and opportunities. Mr. Kantor acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Kantor’s 20 years with NW Natural and his extensive involvement with the American Gas Association enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as matters relating to the energy industry generally. Mr. Kantor’s service on local business, educational, charitable and public service boards provide an important connection between NW Natural and the communities it serves. Additionally, Mr. Kantor’s extensive experience in public affairs and communications contributes to the Board’s important perspectives on governmental and regulatory relations and advocacy, and community and media relations. Mr. Kantor’s combined professional skills and insights from his position as Chief Executive Officer, as well as his previous executive positions with NW Natural, strengthen the Board’s collective knowledge, capabilities and experience.

Malia H. Wasson President, Sand Creek Advisors LLC, Portland, Oregon Age: 57 Director since: 2014 Board Committees: Audit, and Organization and Executive Compensation

Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to chief executive officers of public and private companies. Previously, Ms. Wasson was an Executive Vice President of Commercial Banking at U.S. Bank, N.A., and served as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. She also led the U.S. Bank, N.A. Advisory Board in Portland, Oregon. Ms. Wasson is a 33-year veteran of the banking industry. Prior to joining U.S. Bank in 1989, she held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Ms. Wasson currently serves on the board of directors of Columbia Sportswear Company. She is also Chair of the Oregon Business Plan Steering Committee and a director of Oregon Business Council. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc., Portland Mall Management, Inc., SOLVE Founders’ Circle and the American Red Cross—Oregon Trail Chapter. She also serves as a senior fellow at American Leadership Forum. Ms. Wasson holds a Bachelor of Science and Commerce degree in finance from Santa Clara University.

Ms. Wasson brings to the NW Natural Board extensive experience in commercial banking, finance and accounting and remarkable local and regional experience. Ms. Wasson’s management and leadership roles in the banking industry and strong community presence position her to provide insight and advice to NW Natural on a wide range of financial, accounting, commercial and local and regional strategic matters, including, but not limited to, regulated industry, merger and acquisitions, consumer and commercial businesses, public and government policy and relations, and human resources and diversity. In addition, Ms. Wasson’s service as an audit committee member of Columbia Sportswear highlights her substantial experience in finance and accounting matters and positions Ms. Wasson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Ms. Wasson’s extensive knowledge and experience of finance, accounting, commercial banking and regulation, and her strong community ties, strengthen the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2015, all of our directors attended the Annual Meeting of Shareholders.

During 2015, there were five meetings of our Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended September 26, 2013, are available at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence, including whether the members of the Governance, Audit and Organization and Executive Compensation Committees (OECC) satisfy the independence requirement for service on those committees. As of February 25, 2016, the Board determined that nine of the ten directors met the independence criteria. They are directors Boyle, Byorum, Carter, Dodson, Gibson, Hamachek, Peverett, Thrasher and Wasson.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition and diversity of the Board, the operating requirements and existing and prospective business environment faced by NW Natural, NW Natural’s business strategy, and the long-term interests of shareholders. Director candidates must be able to make a significant contribution to the governance of NW Natural by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other relevant organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge, experience, commitment, skills, diversity and independence.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Natural’s Director Selection Criteria includes a consideration of diversity as one factor in evaluating candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees presented for election at the 2016 Annual Meeting of Shareholders contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure

The current Board leadership structure separates the roles of Chairman and Chief Executive Officer (CEO). The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for NW Natural at any given point in time. Currently, the independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings. NW Natural’s Board is structured to promote independence. The directors of the Board meet regularly in executive sessions at which the independent Board Chairman presides and only the non-management directors are present. Under NW Natural’s bylaws, the Governance Committee, Audit Committee and OECC must be composed entirely of independent directors and, under its charter, the Finance Committee must have a majority of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee and the Corporate Secretary to discuss appropriate business to come before the committee, and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Natural’s website at www.nwnatural.com, and the performance of the Board is reviewed annually by the members of the Board. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Natural’s mission, and key programs that enable the Board to assess and manage material risks, including, but not limited to, risks related to business continuity, operational matters, strategic planning and business development, environmental matters, financial performance, business integrity and compliance, compensation and CEO succession.

Committees

There are five standing committees of the Board: Audit, Finance, Governance, OECC, and Public Affairs and Environmental Policy. Each of the standing committees operates according to a formal written charter, all of which are reviewed annually and are available at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate. Each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting; the independent chair of the committee presides at these sessions. Each committee regularly reports to the full Board of Directors.

Board and Committees

Director	Board	Audit	Organization and Executive Compensation	Governance	Finance	Public Affairs
Timothy P. Boyle	X					X
Martha L. Byorum	X	X		X	Chair	Ex Officio[1]
John D. Carter	X	Chair[2]		X	X
Mark S. Dodson	X				X	X
C. Scott Gibson	X		Chair	X	X
Tod R. Hamachek	Chair	X		Chair
Gregg S. Kantor	X
Jane L. Peverett	X		X			X
Kenneth Thrasher	X	X	X			Chair
Malia H. Wasson	X	X	X
Number of Total Meetings in 2015	5	6	6	5	3	2
(1)

Ms. Byorum also serves as a voting member of the Public Affairs and Environmental Policy Committee for purposes of its oversight of the Company’s environmental liability and insurance recovery matters.

(2)

Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules.

Audit Committee

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal controls, auditing, the Company’s information technology systems, NW Natural’s Enterprise Risk Management process, business continuity and disaster planning, capital projects and contingencies, the Company’s Business Integrity Hotline, the Company’s Business Integrity Program, and material litigation. The Audit Committee is also responsible for the appointment, oversight and review of the Director of Internal Audit as well as the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Natural’s financing programs, budgets and forecasts, financial policy matters and material regulatory issues. The Finance Committee also provides oversight of the Company’s investor relations program and credit agency relationships, as well as the Company’s retirement committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The Governance Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and committee membership and policies that govern the Board’s activities, reviews and recommends to the Board governance policies and structure including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the OECC, considers CEO succession plans.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee (OECC) oversees and reviews plans and preparations for talent succession and the transfer of knowledge and expertise of the Company’s workforce; with input from the full Board reviews the performance of the CEO; considers the performance of other executive officers; and makes recommendations to the Board relating to executive compensation programs and benefit plans, as well as monitoring risks related to such plans and programs. In addition to those matters delegated to the OECC by the Board, the OECC also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. Each member of the OECC meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). For additional information regarding the OECC, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews and monitors NW Natural’s significant regulatory matters as well as NW Natural’s policies and practices relating to significant public and political issues that may impact our business operations, financial performance or public image. The Public Affairs and Environmental Policy Committee oversees our programs and policies relating to civic, charitable and community affairs, safety, diversity and equal employment opportunities. It also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning our sustainability efforts and the status of our compliance with environmental regulations, as well as oversees our administrative and litigation matters related to our environmental liabilities. The Public Affairs and Environmental Policy Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship.

Board’s Role in Risk Oversight

NW Natural’s management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, collectively and through its committees, has responsibility for the oversight of risk management. The Board periodically reviews its committee oversight authority to ensure the Board has adequate visibility and oversight of the Company’s key areas of risk.

NW Natural’s independent Audit Committee, which regularly reports to the full Board, has primary responsibility for oversight and evaluation of the Company’s policies with respect to significant risks and exposures faced by the Company and the procedures for assessing, monitoring and managing those risks. Under the terms of its charter, the Audit Committee’s duties include responsibility for oversight of the independent auditor, internal audit, and financial reporting, including the Code of Ethics and its system for review and treatment of hotline complaints regarding accounting or financial irregularities as well as other compliance and integrity violations. The Audit Committee also reviews NW Natural’s annual and quarterly financial filings, including the disclosure of NW Natural’s risk factors. The Audit Committee also has oversight responsibility for the Company’s annual enterprise risk management assessment process. In fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with NW Natural’s Chief Executive Officer, President, Chief Financial Officer, General Counsel, Chief Compliance Officer, legal counsel, internal auditors, and the Company’s independent registered public accounting firm.

NW Natural’s Board manages executive organization and succession planning, and executive compensation oversight risk responsibility through the independent OECC, which regularly reports to the full Board. Under the terms of its charter, the OECC is responsible for overseeing the Company’s executive organization and executive officer succession planning to manage risks associated with the transfer of knowledge and expertise of NW Natural’s workforce as aging employees retire. Additionally, under the terms of its charter, the OECC is responsible for overseeing the Company’s executive compensation programs and plans to ensure consistency with corporate objectives and its compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, attract and promote retention of valuable executives, and disincent inappropriate risk-taking. For additional information regarding the OECC oversight of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC” below.

In addition to receiving regular reports from the Audit Committee and the OECC with respect to its risk oversight responsibilities, the Board reviews key risks associated with the Company’s strategic plan at its annual strategic planning session and periodically throughout the year. Other committees having a significant risk oversight role include the Finance Committee, which has primary responsibility for the financial strategy and policies of the Company, including risk oversight of its capital structure and liquidity; the Public Affairs and Environmental Policy Committee, which has primary responsibility for overseeing the Company’s strategy related to the Company’s current and potential environmental liabilities, as well as legislative and regulatory risks; and the Governance Committee, which oversees risks related to corporate governance matters. In addition, management attends Board and committee meetings and regularly discusses with the Board and the committees various risks confronting the Company.

OECC Engagement of Compensation Consultant

For 2015, the OECC engaged an independent executive compensation expert (Consultant) from Towers Watson, a compensation consulting firm, to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of executive compensation programs. The Consultant reports directly to the OECC Chair. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation and executive programs to submit to the OECC for its consideration. Although Towers Watson provides other services to NW Natural, the Consultant who works with the OECC does not provide any services to NW Natural other than executive compensation consulting.

Towers Watson provided the following additional services in 2015: investment advisory services for NW Natural’s Pension Plan Trust and Retirement K Savings Plan; health benefits consulting; and general salary survey data for the energy sector. The salary survey data is used by the Consultant in completing competitive compensation market analysis for the OECC as well as by NW Natural for non-executive positions. The table below identifies the executive compensation consulting fees and fees for services other than executive compensation consulting paid by us to Towers Watson for services provided during the fiscal year ended December 31, 2015:

Executive Compensation Consulting Fees	$87,000
Fees for Services Other Than Executive Compensation Consulting	$292,000

The decision to engage Towers Watson for these matters other than executive compensation services was recommended by management as part of the normal course of business and pre-approved by the OECC or the Chair of the OECC. The OECC reviews the engagement of its independent executive compensation consultant on a periodic basis, and as part of that process reviews a summary of all services provided to NW Natural by the Consultant and by Towers Watson, the percentage of the total fees paid by NW Natural in relation to the total revenues of Towers Watson, any business or personal relationships Towers Watson or the Consultant may have with any member of the OECC or any executive officer of NW Natural, NW Natural stock owned by the Consultant or Towers Watson, and internal policies and procedures of Towers Watson in place to maintain the objectivity, independence and separation between compensation consulting and investment advisory services, including, but not limited to the Towers Watson code of business conduct requirement that all Towers Watson associates must report any potential conflicts of interest.

The OECC has concluded the limited services provided by separate groups of Towers Watson, on discrete projects for the benefit of NW Natural’s general employee population, do not affect the independent advice that the OECC receives from Consultant, and the OECC has also concluded the independent consulting advice received from the Consultant was objective and not influenced by Towers Watson’s other relationships with NW Natural.

On January 4, 2016, Towers Watson merged with Willis Group Holdings resulting in Willis Towers Watson. All consulting services provided in 2015 were provided by Towers Watson. Ongoing consulting services are provided by Willis Towers Watson.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Natural and its Board of Directors with guidelines designed to ensure business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended May 22, 2014, are available at www.nwnatural.com, and in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will then decide whether to accept, such resignation.

•	Open and complete director access to NW Natural’s senior management, and Board and committee access to independent counsel, accountants or other advisors, as appropriate.
•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.
•	The Board and committee structure and function, including expectations for meeting attendance and preparation.
•	Annual CEO report to the Board regarding succession planning and talent management development.
•	OECC recommendations regarding director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.
•	Annually, the Board reviews and approves the strategic plan and one-year capital expenditure plans.
•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; the Chair of the Board presides at these executive sessions.

The Code of Ethics is available at www.nwnatural.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o Corporate Secretary, 220 NW Second Avenue, Portland, OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Integrity Hotline at NWNIntegrity.com or 1-866-546-3696, also located at our external and internal websites. Our Director of Internal Audit handles matters reported on the hotline in coordination with our Chief Compliance Officer and both regularly report to the Audit Committee regarding hotline activity and the Chief Compliance Officer regularly reports to the Audit Committee regarding the Business Integrity program.

The Corporate Secretary will refer concerns that come directly before the Corporate Secretary and Chief Compliance Officer relating to accounting, financial reporting, internal controls or auditing matters to the Chair of the Audit Committee. The Corporate Secretary also regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Natural, if any.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file initial reports of ownership and changes in ownership of NW Natural Common Stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2015. Security ownership of Common Stock of certain beneficial owners is described below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation,” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying certain transactions that involve directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant, and that are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, must be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Compensation to Spouse of an Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President and Chief Administrative Officer, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Cash compensation paid to Mr. Smart in 2015 was approximately $147,000 and is expected to be approximately $160,500 in 2016. Mr. Smart reports to the Senior Vice President, Chief Financial Officer and Treasurer. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

Certain Banking Relationships

Ms. Wasson, a member of our Board of Directors, was an Executive Vice President of Commercial Banking at U.S. Bank, N.A., and served as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 until her retirement on March 1, 2015. The Company has maintained banking relationships with several banks, including U.S. Bank, N.A. and affiliates, under various arrangements for a number of years. The Company’s current arrangements, all of which were entered into prior to Ms. Wasson’s election, include the following:

The Company is a party to a Credit Agreement for unsecured revolving loans among the Company, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., U.S. Bank, N.A., Bank of America, N.A., Canadian Imperial Bank of Commerce, New York Agency, Royal Bank of Canada, TD Bank, N.A., and Union Bank, N.A., with JPMorgan Chase Bank, N.A. as Administrative Agent, and U.S. Bank, N.A. and Wells Fargo Bank, N.A. as co-syndication agents, dated as of December 20, 2012, as amended (Facility). The aggregate amount of the Facility is $300,000,000, with an accordion feature whereby the Company may request increases in aggregate commitment up to an additional $150,000,000. The Facility is primarily used as back-up to support the Company’s commercial paper borrowing program, and there are currently no amounts outstanding under this Facility. The current maturity date for borrowings under the Facility is December 20, 2019. Under the terms of the Facility, the Company pays arrangement fees, upfront fees, administrative agent fees, and annual commitment fees, which have resulted in payments of $47,875 in 2015. The Facility was: (1) made in the ordinary course of business; (2) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (3) did not involve more than the normal risk of collectability or present other unfavorable features. The Facility and the amendments to the Facility were approved by the Board in December 2012.

The Company also has maintained corporate bank accounts and P-Card programs with U.S. Bank, N.A. for a number of years, resulting in aggregate payments of $437,894 in 2015.

The Company continues to maintain the Facility and corporate bank accounts, and intends to do so in the future.

Certain Legal Fees

Ms. Shawn Filippi, Vice President, Chief Compliance Officer and Corporate Secretary, is married to a partner at Stoel Rives LLP. For many years prior to Ms. Filippi’s employment at NW Natural, the Company engaged Stoel Rives LLP as outside legal counsel. The Company continues to engage Stoel Rives LLP from time to time, and intends to do so in the future. Total fees paid to Stoel Rives LLP in 2015 were approximately $839,000. Ms. Filippi’s husband is not compensated by Stoel Rives LLP based on work performed for the Company and does not routinely work on Company matters. Furthermore, his interest is less than 1% of Stoel Rives’ partnership allocation and the annual fees paid by the Company to Stoel Rives LLP in 2015 represented less than 1% of Stoel Rives LLP’s annual gross revenues.

Certain Consulting Fees

Effective January 1, 2016, the Company engaged MDK/Pearl, LLC to provide to the Company consulting services related to certain of the Company’s environmental sites for a flat rate of $12,500 per month. The agreement is for a one year term, but is terminable by the Company with notice and provides for reevaluation of the terms after six months. MDK/Pearl, LLC is a newly created entity owned by Margaret Kirkpatrick, former Sr. Vice President, Environmental Policy & Affairs of the Company. Ms. Kirkpatrick’s employment with the Company ended December 31, 2015, prior to the engagement of MDK/Pearl, LLC.

SECURITY OWNERSHIP OF COMMON STOCK OF

CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on December 31, 2015 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock, as set forth in a Schedule 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,745,531[1]	10.0%
Parnassus Investments 1 Market Street, Suite 1600 San Francisco, CA 94105	2,582,844[2]	9.44%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,126,593[3]	7.76%
(1)

Based on information set forth in Schedule 13G/A filed January 8, 2016 with the SEC by BlackRock, Inc., the reporting person has sole dispositive power as to the total amount of beneficial ownership, and sole power to vote or direct the vote of 2,673,034 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 72,497 shares reported on the Schedule 13G/A.

(2)

Based on information set forth in Schedule 13G/A filed February 12, 2016 with the SEC by Parnassus Investments, the reporting person has sole voting power and sole dispositive power as to the total amount of beneficial ownership.

(3)

Based on information set forth in Schedule 13G/A filed February 11, 2016 with the SEC by The Vanguard Group, Inc., the reporting person reports that it has sole power to dispose of or to direct the disposition of 2,089,247 shares, shared power to dispose of or to direct the disposition of 37,346 shares, sole power to vote or direct the vote of 38,246 shares and shared power to vote or direct the vote of 3,000 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 2,085,347 shares reported on the Schedule 13G/A.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of December 31, 2015 by all directors and nominees, each of the Named Executive Officers (NEOs) included in the Summary Compensation Table below and all directors and executive officers as of December 31, 2015 as a group. If a person’s options are not exercisable within 60 days of December 31, 2015, or the person holds shares in a deferred compensation account and those shares are not scheduled for distribution within 60 days of December 31, 2015 in the event they terminated their service on December 31, 2015, or they hold any other rights to acquire NW Natural Common Stock that are not vested and will not vest by 60 days after December 31, 2015, such options, shares or rights are not included in the table, but are included in the footnotes below.

Name of Beneficial Owners	Number of Shares[1]	Percent of Outstanding Common Stock
Named Executive Officers
Gregg S. Kantor (also a director)	145,587[2]	*
David H. Anderson	94,450[3]	*
Stephen P. Feltz	16,156[4]	*
Gregory C. Hazelton	0[5]	*
Margaret D. Kirkpatrick	35,118[6]	*
David R. Williams	18,073[7]	*
Directors
Timothy P. Boyle	18,674[8]	*
Martha L. “Stormy” Byorum	8,987[9]	*
John D. Carter	55,641[10]	*
Mark S. Dodson	9,163[11]	*
C. Scott Gibson	4,550[12]	*
Tod R. Hamachek	8,790[13]	*
Jane L. Peverett	17,507[14]	*
Kenneth Thrasher	7,500[15]	*
Malia H. Wasson	2,940[16]	*
All directors and executive officers as a group (24 in number)	566,295[17]	2.065%†
*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares beneficially owned on December 31, 2015 (including shares owned as of December 31, 2015, options exercisable within 60 days after December 31, 2015, shares underlying the Restricted Stock Units (RSUs) under the Long Term Incentive Plan (LTIP) that vested within 60 days after December 31, 2015, and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2015, if the director or officer ceased service with NW Natural on that date).
(1)

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors, NEOs and all directors and executive officers as a group within 60 days of December 31, 2015, if the director, NEO, or all executive officers and directors as a group ceased service with NW Natural on that date are included in the table. Unexercisable options, unvested RSUs and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans, rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2015; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in table.

(2)

Includes 35,052 shares held directly by Mr. Kantor, 4,994 shares held jointly with Mr. Kantor’s spouse, 678 shares credited to the DCP, 100,000 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 4,093 shares held indirectly under the Restated Retirement K Savings Plan (401(k) Plan), and 770 shares held by Mr. Kantor’s parent, with respect to which Mr. Kantor is power of attorney and a potential beneficiary. Does not include 17,160 shares issuable under unvested RSUs with performance threshold under the LTIP or 5,129 shares credited to the DCP.

(3)

Includes 1,748 shares held directly by Mr. Anderson, 49,791 shares held jointly with Mr. Anderson’s spouse, 42,000 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP, and 911 shares held indirectly under the 401(k) Plan. Does not include 6,200 shares issuable under unvested RSUs with performance threshold under the LTIP or 7,374 shares credited to the DCP.

(4)

Includes 11,393 shares held directly by Mr. Feltz and 4,763 shares held indirectly under the 401(k) Plan. Does not include 4,450 shares issuable under unvested RSUs with performance threshold under the LTIP.

(5)	Does not include 9,244 shares issuable under unvested RSUs under the LTIP.
(6)

Includes 11,833 shares held directly by Ms. Kirkpatrick, 22,500 shares which Ms. Kirkpatrick has the right to acquire within 60 days through the exercise of options under the Restated SOP, and 785 shares held indirectly under the 401(k) Plan. Does not include 3,803 shares issuable under unvested RSUs with performance threshold under the LTIP.

(7)

Includes 3,463 shares held directly by Mr. Williams, 757 shares held jointly with Mr. Williams’ spouse, 11,500 shares Mr. Williams has the right to acquire within 60 days through the exercise of options under the Restated SOP, and 2,353 shares held indirectly under the 401(k) Plan. Does not include 2,377 shares issuable under unvested RSUs with performance threshold under the LTIP or 2,902 shares credited to the DCP.

(8)	Includes 512 shares held directly by Mr. Boyle, 17,743 shares credited to the DCP and 419 shares credited to the DDCP. Does not include 3,773 shares credited to the DDCP.
(9)	Includes 308 shares held directly by Ms. Byorum, 7,408 shares credited to the DCP and 1,271 shares credited to the DDCP.
(10)	Includes 17,660 shares held directly by Mr. Carter, 31,103 shares credited to the DCP and 6,878 shares credited to the DDCP. Does not include 8,768 shares credited to the DCP.
(11)	Includes 5,424 shares held in a trust for Mr. Dodson’s spouse and 3,739 shares credited to the DCP. Does not include 7,477 shares credited to the DCP.
(12)	Includes 4,290 shares credited to the DCP and 260 shares credited to the DDCP of Mr. Gibson. Does not include 11,983 shares credited to the DCP or 2,340 shares credited to the DDCP.
(13)

Includes 6,281 shares held directly by Mr. Hamachek, 398 shares credited to the DCP and 2,111 shares credited to the DDCP. Does not include 3,610 shares credited to the DCP or 19,002 shares credited to the DDCP.

(14)	Includes 1,000 shares held directly by Ms. Peverett and 16,507 shares credited to the DCP.
(15)	Includes 3,500 shares held directly by Mr. Thrasher and 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit.
(16)	Includes 2,940 shares credited to the DCP of Ms. Wasson.
(17)

Includes 123,159 shares held by executive officers not named above, of which 11,428 shares are held directly by these executive officers, 295 shares are held by the spouse of an executive officer not named above, 10,824 shares are held jointly with spouse, 24,379 shares are held indirectly under the 401(k) Plan, 72,400 are shares that the executive officers not named above have the right to acquire within 60 days through exercise of options under the Restated SOP, 3,800 are shares which the spouse of an executive officer not named above has the right to acquire within 60 days through the exercise of options under the Restated SOP, and 33 are shares credited to the EDCP for an executive officer not named above. Does not include 19,939 shares issuable under unvested RSUs under the LTIP, 162 shares issuable under unvested RSUs with performance threshold under the LTIP to the spouse of an executive officer not named above, 4,812 shares credited to the DCP for executive officers not named above, or 486 shares credited to the EDCP for an executive officer not named above.

TOTAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is the total number of shares of NW Natural’s Common Stock owned, directly or indirectly, as of December 31, 2015 by all directors and nominees, each of the NEOs included in the Summary Compensation Table below, and all directors and executive officers as of December 31, 2015 as a group. This supplemental table is provided to illustrate each specified individual’s total ownership in NW Natural, specifically including all shares subject to unexercised options, subject to unvested RSUs, and credited to deferred compensation plan accounts that are excluded from the above table entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” as referenced in the footnotes to that table. Amounts included in this table are a different representation of the amounts included in the above table and footnotes entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” and are not in addition to amounts included in that table.

Name of Owner	Total Number of Shares
Named Executive Officers
Gregg S. Kantor (also a director)	167,876
David H. Anderson	108,024
Stephen P. Feltz	20,606
Gregory C. Hazelton	9,244
Margaret D. Kirkpatrick	38,921
David R. Williams	23,352
Directors
Timothy P. Boyle	22,447
Martha L. “Stormy” Byorum	8,987
John D. Carter	64,409
Mark S. Dodson	16,640
C. Scott Gibson	18,873
Tod R. Hamachek	31,402
Jane L. Peverett	17,507
Kenneth Thrasher	7,500
Malia H. Wasson	2,940
All directors and officers as a group (24 in number)	707,286

EXECUTIVE COMPENSATION

REPORT OF ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The OECC is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the OECC has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the OECC recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted on February 25, 2016 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett	Malia H. Wasson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy and practices, our compensation program design, the process used to evaluate performance in the context of executive pay decisions, and 2015 compensation results for each Named Executive Officer (NEO).

EXECUTIVE SUMMARY

Pay for Performance Alignment

2015 Company Performance

During 2015 the Company operated amid significant headwinds, including the warmest winter on record in Oregon and a $15 million pre-tax write-off due to an order received from the Public Utility Commission of Oregon (OPUC). As part of our 2012 Oregon general rate case, the OPUC adopted a Site Remediation and Recovery Mechanism (SRRM) through which the Company would track and recover past deferred and future environmental remediation costs related to gas manufacturing sites owned by the Company and its predecessors since the early 1900s, and opened a separate docket to determine how the SRRM would be applied. In February 2015, the OPUC issued an order deciding those questions. The order found that the Company’s approximately $114 million of environmental remediation expenses to date and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered the Company to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. This resulted in a net after-tax charge in the first quarter of 2015 of approximately $9.1 million. In addition, certain issues remained outstanding after the OPUC’s issuance of its SRRM order, and the OPUC opened a separate docket to address these outstanding issues. Management expected resolution of this docket in 2015 and anticipated the outcome could result in an additional charge.

Management faced these challenges head-on, responsibly undertaking substantial cost control measures, including reduced hiring levels and restrictions on travel and discretionary expenditures to offset these unexpected events. These efforts had the intended effect, allowing for sufficient headroom to absorb an additional write-down from the subsequent OPUC order. Management successfully executed these measures while also delivering solid customer and margin growth year over year and while continuing the Company’s focus on safety, reliability and customer service. In addition, during 2015, the Company completed removal of all known bare steel in the system, continued significant progress on the North Mist gas storage expansion project, added new customers to generate an annual growth rate of 1.4% or 9,800 customers, earned the highest customer satisfaction score among large utilities in the West in the 2015 J.D. Power Gas Utility Residential Customer Satisfaction Survey, invested approximately $129 million in capital expenditures for customer growth and system improvements, hit key financial and operational targets, increased the dividend for the 60th consecutive year, and began collecting revenues under the SRRM in November. All of this was accomplished while lowering customer rates by approximately 7 percent in Oregon and 14 percent in Washington. These efforts resulted in 2015 fiscal year consolidated earnings per share of $1.96, or excluding the OPUC disallowance, $2.29 per share, as compared to $2.16 per share in 2014. These year-over-year results were primarily negatively affected by the disallowance.

Management performed effectively in a challenging environment. Implementation and commencement of the SRRM is significant to the Company in the long-term. While the write-down was disappointing, it was integral to reaching this important outcome. The compensation awarded for 2015 recognizes Management’s efforts, Management’s effective resolution of key components of the SRRM, the Company’s results, and the need to closely align executive pay to Company performance.

Incentives Earned in 2015

The Company’s incentive programs generally consist of cash payments under the Company’s Executive Annual Incentive Plan (EAIP) and performance share awards and restricted stock units (RSUs) with performance threshold under the Company’s Long Term Incentive Plan (LTIP). The Company’s performance on annual performance measures in 2015 were reflected in payouts to the NEOs averaging 139 percent of target out of a possible 150 percent under the EAIP. This payout was due to 150 percent achievement of the return on invested capital (ROIC) and earnings per share (EPS) factors, which performed above and at the maximum target, respectively. Also contributing to the payout was the Company’s achievement of 137.82 out of a possible 150 percent of the Key Goals factor and an average achievement of 116.33 out of a possible 150 on the individual performance factor.

The Company’s three-year performance resulted in a payout of only 26.55 percent of target, or 13.28 percent of a possible 200 percent total opportunity, from performance share awards under the LTIP for the 2013-2015 award cycle. The payout under this plan was significantly below the target opportunity because the total shareholder return component factor, which comprised 75 percent of the performance share award, resulted in a zero percent payout factor, due to a cumulative total shareholder return for the period of 19.34 percent, which was below all but three of the companies in the plan’s assigned peer group of 10 companies. The OECC assigned a rating of 106.20 out of a possible 200 percent for the remaining 25 percent of the performance share awards, based on specific achievements during the three-year cycle.

In addition, the performance threshold for outstanding RSUs was met, as the Company’s return on common equity for 2015 was 6.94 percent, which was greater than the Company’s average cost of long-term debt for the preceding five years, which was 6.21 percent, resulting in vesting of outstanding RSUs scheduled to vest in 2016 for service in 2015.

2015 Realized Pay Relative to Company Performance

The OECC strives to align pay with performance. One way to measure this alignment is to compare the pay targeted and realized by our executives to the Company’s annual and long-term performance as measured by several metrics, including, but not limited to, total shareholder return. The following charts display the target total direct compensation and actual average realized pay for the CEO and as an average for the other NEOs, respectively, for each of the last five years, along with the total shareholder return over the five-year period assuming investment of $100 at the beginning of 2011. This table is not a required disclosure. It is provided only to demonstrate one way in which the OECC reviews executive compensation, and should not be used as a substitute for required disclosures.

(1)

Amounts reflected as target total direct compensation in this table include the following amounts paid for the applicable year: (1) salary for the applicable year; (2) Executive Annual Incentive Plan payment target for the applicable year; (3) the target value of the performance share award granted in the applicable year; and (4) the value of RSUs with performance threshold awarded in the particular year. The amounts reflected as target total direct compensation in this table do not include the following amounts for the year indicated: (a) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (b) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan Retirement K Savings Plan (401(k) Plan); (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(2)	Amounts reflected as realized compensation are calculated in the same manner as realized compensation amounts set forth in the Realized Compensation Table. See “Realized Compensation Table” below.
(3)	For each year, represents the average compensation of persons who were NEOs, other than the CEO, for that year.

Results of 2015 Shareholder Advisory Vote on Executive Compensation

At the Annual Meeting of Shareholders held May 28, 2015, approximately 97 percent of the shareholder votes cast on the resolution approving the compensation of the Company’s NEOs, without regard to abstentions as provided under Oregon law, were cast in favor of the resolution. Counting abstentions as a vote against, approximately 95 percent of the shareholder votes were cast in favor of the resolution. The OECC considered the level of support indicated by that vote as reflecting favorably on the Company’s executive compensation system and determined that no changes in response to the vote were needed.

Key 2015 OECC Actions

In 2015, the OECC took the following significant actions:

•	executed executive succession plans by:
•	successfully hiring a new Senior Vice President and Chief Financial Officer (CFO) prior to Mr. Feltz’s planned retirement;
•	promoting Mr. Anderson to President and Chief Operating Officer (COO) in July 2015;
•	planning for and announcing Mr. Kantor’s intent to retire as CEO effective July 31, 2016, and naming Mr. Anderson as his successor;
•	effectively retaining the Company’s Vice President of Utility Services for a year beyond his normal retirement age to allow for a seamless transition to his successor; and
•	adjusting certain executive positions to realign areas of responsibility and further strengthen the depth and breadth of the executive team;

•

analyzed director competitive compensation data provided by the Consultant, and recommended to the Board the addition of a stock compensation component to director compensation, beginning in 2016, to further align directors’ interests with shareholder interests; and

•

conducted a thorough analysis of Board and OECC roles and responsibilities and recommended to the Board delegation to the OECC of all executive compensation decisions for executive officers other than decisions regarding CEO cash compensation.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies and programs are designed to closely tie executive pay to Company performance and increase long-term shareholder value, without encouraging inappropriate risk-taking. To achieve our objectives, we have adopted the following policies and practices over time:

WHAT WE DO:		WHAT WE DON’T DO:
✓	Use performance-based and stock-based compensation tools with metrics that correlate to shareholder value and emphasize controllable outcomes	×	No change-in-control severance gross-up payments
✓	Set annual and long-term incentive targets based on clearly disclosed and largely objective performance measures	×	No new participation in supplemental executive retirement plans for officers hired after 2006
✓	Maintain a high percentage of total target direct executive compensation that is at risk, particularly for the CEO	×	No routine or excessive perquisites for executives
✓	Utilize tally sheets displaying executives’ total compensation from all sources, and the probability of attaining such compensation, annually to make compensation decisions and periodically to consider plan design changes	×	No backdating or repricing of stock options
✓	Incorporate “clawbacks” into annual and long-term incentive awards for amounts inappropriately received, and preclude payout in cases of termination for cause	×	No routine use of non-change-in-control severance and when used, use for terms not exceeding five years and with provisions for declining benefits over term
✓	Modified supplemental executive retirement plans to reduce benefits and expenses	×	No encouraging of unnecessary or inappropriate risk-taking in incentive plan design or executive pay practices
✓	Require meaningful share ownership by executives and directors	×	No dividends on unearned performance shares or RSUs
✓	Use double-trigger change-of-control provisions for all non-pro-rated payouts with declining benefits as executive approaches age 65	×	No excessive incentive payments—incentive payments are capped to discourage inappropriate or unnecessary risk-taking
✓	Conduct annual say-on-pay advisory votes	×	No employment contracts

DETAILED DISCUSSION AND ANALYSIS

Executive Compensation Roles and Responsibilities

OECC. The OECC is responsible for, among other matters, reviewing the performance of the CEO and other executive officers, making recommendations to the Board relating to executive compensation programs and benefit plans, and monitoring risk related to such programs and plans. The Board of Directors has delegated to the OECC its full authority to grant equity awards under the terms of the Long Term Incentive Plan (LTIP). With respect to other components of the NEOs’ compensation, in 2015, the OECC submitted its recommendations to the Board for approval. In late 2015, the Board delegated to the OECC full authority to approve all aspects of executive officer compensation other than cash compensation for the CEO.

The OECC strives to utilize best practices in executing its executive compensation responsibilities. Among other practices, the OECC:

•

annually conducts a thorough review of all executive compensation plans to ensure they provide the type and form of incentives that align with the OECC’s total Compensation Philosophy centered on pay for performance;

•	bi-annually reviews a total remuneration analysis for all executive officers;
•	reviews and provides input on officer priority goals prior to inclusion in executive compensation plans;
•	reviews assessments of accomplishment of officer priority goals prior to determining incentive compensation;
•	utilizes an annual review of the CEO to further incorporate full Board feedback in the evaluation process;
•	periodically reviews Consultant performance and drives Consultant selection process approximately every five years; and
•	annually considers whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on NW Natural.

The OECC also reviews, with the CEO and the Senior Vice President and Chief Administrative Officer, the Company’s organizational structure and recommends to the Board NW Natural’s succession planning for executive positions. In addition, the OECC makes recommendations to the Board regarding Board cash compensation, approves equity compensation for the Board, and annually reviews executive and director stock ownership guidelines and levels.

Use of Management by the OECC. Management provides support to the OECC to facilitate executive compensation decisions, including working with Consultant and counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans on a day-to-day basis with oversight by the OECC, and implementing the Board’s and OECC’s decisions. The Senior Vice President and Chief Administrative Officer is the primary management contact for the OECC. The CEO makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants by the OECC. The OECC has engaged an executive compensation expert (Consultant) from Towers Watson (which became Willis Towers Watson as of January 2016), a compensation consulting firm, to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC Chair, and the Chair reviews all invoices submitted by the Consultant. The OECC periodically reviews the performance, and assesses the independence, of the Consultant. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation programs to submit to the OECC for its consideration. Among other matters, the Consultant provides advice regarding:

•	the inclusion of compensation program elements;
•	the design and operation of the executive incentive plans;
•	policies for allocating between long-term, short-term and currently paid compensation;
•	policies for allocating between cash and equity compensation, and among the different forms of equity compensation; and
•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

OECC Compensation Philosophy and Practices

The OECC uses its total Compensation Philosophy centered on pay for performance to guide its executive compensation decisions. Each year, including 2015, the OECC reviews and adjusts, if necessary, its Compensation Philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•	attract, retain and motivate talented and qualified executives with competitive total remuneration;
•	motivate high performance by linking a significant portion of pay directly to Company performance;
•

align executives’ interests with those of our shareholders by: (i) requiring meaningful stock ownership, and (ii) providing a significant component of compensation based on attainment of key financial and stock performance measures;

•	pay for the right results for the Company by appropriately balancing short- and long-term incentive measures;
•	motivate appropriate risk-taking to achieve Company objectives, but disincent inappropriate risk-taking; and
•

correctly balance compensation that is attractive to executives, affordable to NW Natural, proportional to the executive’s contribution, aligned with shareholder interests and fair to shareholders and employees.

How Compensation Decisions Are Made

Guided by its Compensation Philosophy and Company performance, the OECC generally targets each component of executive compensation near the applicable market median range for an executive’s position. However, the OECC makes compensation decisions by considering a number of other factors, all of which inform, but none of which dictate, the OECC’s decisions. Our executive compensation programs are sufficiently flexible to allow pay to vary by individual position if warranted by other factors, including the following:

•	the executive’s experience, contribution, relative position and level of responsibility within NW Natural;
•	the performance of the executive during the prior period;
•	marketability of the executive’s skills and retention concerns;
•	the retention value of long-term incentives before vesting;
•	the value of long-term incentives needed to ensure that executives are focused on absolute share price appreciation over the long-term;
•	the extent to which the compensation package encourages meaningful stock ownership by each executive to align that executive’s interests with that of the shareholders; and
•	the extent to which a compensation package could encourage inappropriate or unnecessary risk-taking.

Competitive Market Position

One component the OECC uses to achieve its Compensation Philosophy is to target each component of compensation at or near the median range of the applicable competitive market data provided by the Consultant. The Consultant has identified the appropriate range for the median of each component of compensation as follows:

Compensation Type	Compensation Components Included	Range Above or Below 50th Percentile
Base Salary	Base Salary	+/-10%
Total Cash Compensation	Base Salary and Annual Incentive	+/-15%
Total Direct Compensation	Base Salary, Annual Incentive and Long-Term Incentives	+/-20%
Total Remuneration	Total Direct Compensation and Health and Welfare Benefits, and Deferred Compensation and Supplemental Retirement	+/-20%

Though targeted at the median range of the applicable competitive market, the program contains several variable components that allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded, and pay less than median competitive compensation when performance results do not meet those expectations.

We are likely to attract candidates for most of our executive positions from the energy service market, specifically, from gas and electric companies with similar revenue size in the United States. At times general industry market information may also be considered for certain executive positions that can be found in any industry. In preparing their competitive market assessment each year the Consultant evaluates the appropriate survey data comparisons for the Company. For 2015, the Consultant determined it was appropriate to focus on survey data for gas and electric energy service companies with annual revenues of $500 million to $2.0 billion and survey data for general industry companies with annual revenues of up to $1 billion. The Consultant also provides proxy data for the most senior executives from 16 natural gas industry and combined gas and electric companies identified in Exhibit A as reported in their most recent proxy statements. The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. At that time, the Consultant provides recommendations as to use of the survey or proxy data, including circumstances when other data may be a more appropriate guide. Survey data is formulated based on functional responsibilities of each NEO’s position. Survey data used in this analysis included the 2014 American Gas Association Compensation Survey, 2014 CDB Energy Services Executive Compensation Survey—U.S. and 2014 CDB General Industry Executive Compensation Survey Report—U.S. The list of companies included in each of these surveys is attached hereto as Exhibit B.

Elements and Objectives of our Executive Compensation Program for 2015. The core of our total Compensation Philosophy is pay for performance using both annual and long-term incentives. The elements and objectives of the executive compensation program for the NEOs are described below:

	Compensation Element	Objective(s)	Key Features
FIXED	Base Salaries	• Competitive compensation foundation • Recognize executives’ leadership responsibilities and value of executives’ position to the Company

•    Generally targeted at median range of applicable market data, except CEO is targeted below median to have greater percentage of pay at risk

•    Adjustments are made based upon executive’s experience, relative position, skill marketability and retention concerns, and performance in prior period

AT-RISK	Executive Annual Incentive Plan

•    Encourage and reward executive officers’ contributions in achieving our annual financial, operating and individual performance goals, with a recognition that annual goals are an essential building block of long-term performance

• Formula weighted: • 75% Corporate Factor comprised of: › 33 1/3% Annual EPS › 33 1/3% Annual ROIC › 33 1/3% Operational Goals • 25% Individual Factor
Long-Term Incentive Awards

•    Focus the executives on key long-term objectives and long-term business results that align with the creation of shareholder value

•    Align executives’ interests with shareholders’ interests

•    Provide executives with an incentive to work toward increasing the price of our Common Stock and growing dividends

•    Reward executives for driving long-term performance

•    Encourage executive stock ownership

•    Target of 35% RSUs with performance threshold and 65% in performance share awards

•    Performance share awards have 3-year performance period

•    In 2015, formula for performance share awards is:

•    40% Relative TSR

•    20% 3-Year Cumulative EPS

•    20% 3-Year Average ROIC

•    20% Strategic component

•    Generally, RSUs vest ratably over 4 years, if performance threshold is met

BENEFITS	Executive Health, Welfare and Retirement Benefits

•    Provide executives reasonable and competitive benefits

•    Encourage savings for retirement

•    Allow for attraction and retention of experienced mid-career hires

•    Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code

•    Health and welfare benefits consistent with standard benefits provided to non-union employees

•    401(k) plan and non-qualified deferred compensation plans allow for certain Company matching contributions on deferrals

•    For executive officers employed prior to 2007, qualified and supplemental non-qualified pension benefits, with lower benefit levels for newer executive officers

•    Executive officers hired after 2006, are eligible for contributions to 401(k) and nonqualified deferred compensation plan accounts, with supplemental contributions

SEVERANCE	Change-In-Control Arrangements

•    Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control of NW Natural

•    Enables executives to maintain objectivity with respect to merger or acquisition offers

• Double trigger change-in-control severance agreements without any tax gross up • Declining levels of benefits as executive approaches age 65

Named Executive Officers

Our NEOs for fiscal year 2015 were:

Name	Title During 2015
Gregg S. Kantor	Chief Executive Officer[1]
David H. Anderson	President and Chief Operating Officer[1]
Stephen P. Feltz	Senior Vice President and Chief Financial Officer[2]
Gregory C. Hazelton	Senior Vice President and Chief Financial Officer[2]
Margaret D. Kirkpatrick	Senior Vice President, Environmental Policy and Affairs
David R. Williams	Vice President Utility Services
(1)

As part of the OECC’s long-term succession plans, effective August 1, 2015, Mr. Kantor relinquished his position as President, and Mr. Anderson was promoted to President and Chief Operating Officer. Prior to that time, Mr. Anderson was Executive Vice President and Chief Operating Officer. Mr. Kantor continues to serve as the Company’s Chief Executive Officer.

(2)	Mr. Feltz retired from, and Mr. Hazelton commenced employment with, the Company on June 30, 2015. Mr. Hazelton was also appointed Treasurer on February 25, 2016.

Key Executive Officer Transitions in 2015

One critical responsibility of the OECC is to develop a plan and process for CEO succession and selection, and to monitor all executive officer succession planning and development and provide reports and recommendations to the Board at least semi-annually. Over the past several years, in anticipation of retirements in key executive positions, the OECC has devoted substantial time and discussion to executive succession planning and has actively engaged with management to find, engage and retain the executive talent necessary to drive the future success of our business. As part of its succession plan, the OECC elected Mr. Anderson to the position of President of the Company, effective August 1, 2015, in addition to his role as Chief Operating Officer. Mr. Kantor relinquished his role as President at that time but continues to serve as CEO of the Company. In December, Mr. Kantor announced his intent to retire from his positions as CEO and director of the Company, effective July 31, 2016, and the Board designated Mr. Anderson as successor to the office of CEO upon Mr. Kantor’s retirement.

Additionally, on January 1, 2015, the position of Senior Vice President and General Counsel was transitioned from Ms. Kirkpatrick to Ms. MardiLyn Saathoff in anticipation of Ms. Kirkpatrick’s retirement on December 31, 2015. Ms. Saathoff had previously served as Vice President, Legal, Risk and Compliance, Chief Governance Officer and Corporate Secretary. To assist in the transition of her responsibilities as General Counsel, Ms. Kirkpatrick agreed to serve for her final year with the Company as Senior Vice President, Environmental Policy and Affairs. This one-year overlap with Ms. Saathoff allowed for a full transition of responsibilities.

Also in 2015, after 32 years of service, Mr. Feltz retired from his position as NW Natural’s Chief Financial Officer (CFO). Upon Mr. Feltz’s announcement of his intent to retire in January 2015, the OECC and management engaged in an extensive search process to identify a CFO candidate who would bring the right skill set to guide NW Natural in the coming years. The OECC, other members of the Board and management participated in the interview and selection process, and selected Mr. Hazelton as NW Natural’s new Senior Vice President and CFO. Messrs. Feltz and Hazelton transitioned the position on June 30, 2015. As a highly-qualified mid-career hire, the OECC and Board, as applicable, approved certain one-time components of an attraction and retention package for Mr. Hazelton beyond routine executive compensation components as described below. Mr. Hazelton was further appointed Treasurer, effective February 25, 2016.

Finally, 2015 was the last full year of service for Mr. Williams, the Company’s Vice President of Utility Services. Mr. Williams has served the Company for over 37 years, and has provided invaluable experience and leadership to our utility operations as a Vice President since 2007. During his time at NW Natural, the Company received top rankings in J.D. Power and Associates eight of nine possible years. The OECC views Mr. William’s position as integral to the Company’s operation and performance. Mr. Williams became eligible for full retirement benefits under the Company’s pension plan on January 2, 2015. As part of the OECC’s succession planning for Mr. William’s position, in December of 2011, the OECC approved a one-time retention payment to Mr. Williams payable on January 2, 2015, to retain Mr. Williams for a time sufficient to adequately develop Mr. Williams’ successor. That key executive transition has now occurred, with Mr. Williams’ retirement on March 31, 2016, and Mr. Williams’ successor appointed by the OECC assuming his responsibilities effective upon his retirement.

The OECC continues to provided oversight of the effective execution of these and other key executive leadership transitions as they occur.

2015 Compensation Programs

Allocation of Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to NW Natural and provide a competitive compensation foundation. The remainder of total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are designed to drive increased shareholder value. The portion of total direct compensation designed to be paid in base salary versus pay at risk depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk, with somewhat lower than market median base salary and higher than market median percentage of pay at risk. The following charts show the percentage represented by each of the four components of total direct compensation in 2015 for the CEO and for the other NEOs, as targeted by the OECC, and show that pay at risk as a percentage of total target direct compensation was 72 percent for the CEO and an average of 53 percent for the other NEOs.

Target Total Direct Compensation by Type1,2,3

(1)	Total value of RSUs based on a grant value of $47.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $44.80 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)	Amounts in All Other NEO chart do not include one-time attraction and retention amounts for Mr. Hazelton or one-time retention amount for Mr. Williams.

The following charts show the percentage represented by each of the four components of total direct compensation in 2015 for the CEO and for the other NEOs that could have been achieved if the Executive Annual Incentive Plan had paid out at the maximum of 150 percent of target and the performance shares had paid out at the maximum of 200 percent. Based on maximum potential payouts, pay at risk as a percentage of total direct compensation would be 80 percent for the CEO and an average of 65 percent for the other NEOs.

Maximum Total Direct Compensation by Type1,2,3

(1)	Total value of RSUs based on a grant value of $47.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $44.80 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)	Amounts in All Other NEO chart do not include one-time attraction and retention amounts for Mr. Hazelton, or one-time retention amount for Mr. Williams.

Base Salaries

The following table shows the salaries of the NEOs before and after salary adjustments went into effect on March 1, 2015, and with subsequent extraordinary salary increases, as applicable, as well as the percentage increase of such adjustments compared to salary at March 1, 2014 and information regarding the median salary shown by survey data provided by the Consultant.

					Market Data
Name	Salary Effective March 1, 2014	Salary Effective March 1, 2015	Salary Effective After March 2015	Percentage Increase	Median Salary of Survey Data	Percent Above (Below) Median of Survey Data
Gregg S. Kantor	$536,000	$552,000	N/A	2.99%	$617,000	(11)%
David H. Anderson[1]	401,000	413,000	$430,000	2.99%/7.23%	372,000	11%/16%
Stephen P. Feltz	307,000	323,000	N/A	5.21%	351,000	(8)%
Gregory C. Hazelton[2]	N/A	N/A	310,000	N/A	351,000	(12)%
Margaret D. Kirkpatrick[3]	305,000	314,000	N/A	2.95%	309,000	2%
David R. Williams	236,000	243,000	N/A	2.97%	229,000	6%
(1)

Mr. Anderson received a salary increase, effective August 1, 2015, in conjunction with the Board’s election of him to the position of President and Chief Operating Officer as part of the Company’s executive succession planning. Percentage increase and median data is displayed before and after this increase.

(2)

Mr. Hazelton’s salary became effective June 30, 2015 in conjunction with the Board’s appointment of him to the position of Senior Vice President and Chief Financial Officer upon the planned retirement of Mr. Feltz.

(3)	The OECC determined that the appropriate market comparison for Ms. Kirkpatrick was proxy data, with her position matched to the fourth highest paid executive.

For his seventh year as CEO, Mr. Kantor presented his request to the OECC that his base salary continue to be below the market median, with a greater portion of his direct compensation at risk and tied to Company performance. The OECC maintained its view that Mr. Kantor’s base salary should be close to market median, while maintaining the OECC’s strategy of tying a greater portion of Mr. Kantor’s total direct compensation to Company performance, resulting in Mr. Kantor’s salary continuing to be set below the 50th percentile for chief executive officers.

For the remaining NEOs, other than Ms. Kirkpatrick, the OECC set salaries using energy service company survey data as a guide. The OECC set Mr. Feltz’s salary at a level that was at the low end of the median range for his position, and a salary for Mr. Hazelton that was slightly below the median range, in each case with the expectation of higher than average increases as these executives continue to develop in their positions. As was the case in 2014, the OECC provided Mr. Feltz with an above-average year-over-year increase reflecting his development in his position. The OECC set Mr. Williams’ salary within the applicable median range for his position. The OECC considered Mr. Anderson’s current functional position and areas of responsibility as well as his role in the Company’s succession plan for CEO, and determined to set his salary slightly above the applicable median range. After analyzing Ms. Kirkpatrick’s functional position, areas of responsibility, level of professional experience, prior and transitional General Counsel responsibilities, and contributions to the Company, the OECC determined to set Ms. Kirkpatrick’s base salary at a level that was within the median range of proxy data for her comparable position.

As part of the Company’s ongoing executive succession planning efforts, the OECC recommended and the Board approved, Mr. Anderson’s election to President and Chief Operating Officer, effective August 1, 2015. In recognition of that promotion and given Mr. Anderson’s role in the OECC’s succession plans, the OECC increased Mr. Anderson’s salary from $413,000 to $430,000, placing his salary above the median range for his new position, in recognition of his promotion and to provide a solid compensation foundation for his planned move to the position of CEO.

The following discussion and analysis contains statements regarding individual and corporate performance measures, targets and goals. These measures, targets and goals are used for purposes of executive incentive compensation programs, and in some cases incentive compensation programs that are available to all NW Natural employees. These measures, targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s representations of Company financial performance for the periods covered. The results reported with respect to these incentive compensation programs are used specifically for executive incentive compensation programs, and NW Natural cautions investors not to apply these statements to other contexts. Furthermore, these prior results are not intended to be and are not indicative of the Company’s future financial performance.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan (EAIP) ties executive pay to achievement of annual financial, operating and individual performance goals. Participation in the EAIP, as of December 31, 2015, was limited to 14 participants, including the NEOs. Awards approved by the OECC are paid by March 15 of the following year, and are subject to “clawback” in the event of misconduct.

Target and actual awards in dollars and as a percent of base salary in effect on December 31, 2015, for 2015 incentive awards paid in 2016 are set forth in the table below and illustrated in the bar chart immediately following the table. The below table also displays median total cash compensation from survey data and the percentage above or below that median of each NEO’s total cash compensation (EAIP award plus base salary).

					Market Data
Named Executive Officer	Target Award % of Base Salary	Target Award Amount[4]	Actual Award % of Base Salary	Actual Award Amount	Median Target Total Cash[5] From Survey Data	% Target is Above or (Below) Total Cash[5] Median from Survey Data	% Actual Payout is Above or (Below) Total Cash[5] Median from Survey Data
Gregg S. Kantor	80%	$441,600	111%	$613,000	$1,112,000	(11)%	5%
David H. Anderson[1]	60%	258,000	84%	360,000	538,000	28%	47%
Stephen P. Feltz[2]	40%	129,200	28%	89,0001	508,000	(11)%	N/A
Gregory C. Hazelton[3]	40%	124,000	28%	87,000	508,000	(15)%	N/A
Margaret D. Kirkpatrick[6]	40%	125,600	56%	176,000	464,000	(5)%	6%
David R. Williams	40%	97,200	56%	135,000	318,000	7%	19%
(1)	Mr. Anderson’s target award percentage was increased from 50 percent to 60 percent in conjunction with his promotion to President and Chief Operating Officer, effective August 1, 2015.
(2)

Mr. Feltz’s actual EAIP award is a pro rata amount that is 49.59 percent of the target award amount based on his retirement date of June 30, 2015. On an annualized basis, Mr. Feltz’s award would have been $182,000, resulting in actual total cash compensation 1% below the survey data median.

(3)

Mr. Hazelton’s actual EAIP award is a pro rata amount that is 50.68 percent of the target award amount based on his hire date of June 30, 2015. On an annualized basis, Mr. Hazelton’s award would have been $171,000, resulting in actual total cash compensation equal to 95% of the survey data median.

(4)	Maximum award amount is 150% of target award amount.
(5)	Total cash compensation is determined by adding EAIP amounts to annual base salary amounts in effect on December 31, 2015.
(6)	The OECC determined that the appropriate market comparison for Ms. Kirkpatrick was proxy data, with her position matched to the fourth highest paid executive.

(1) Actual Average 2015 Award was calculated by using annualized awards for Messrs. Feltz and Hazelton.

Based on its review of all relevant factors, the OECC determined in February 2015 to maintain in 2015 the target award percentages for Messrs. Kantor, Anderson, Feltz and Williams, and Ms. Kirkpatrick at the level set by the OECC in 2014. The OECC set Mr. Hazelton’s target award percentage when he was hired. Subsequently, in recognition of his promotion to President and Chief Operating Officer, the OECC increased Mr. Anderson’s target award percentage from 50 to 60 percent.

The OECC set the target amount payable under the EAIP to Mr. Kantor at the level that, when combined with base salary, placed his total target cash compensation below the 50th percentile of the energy service survey data. With respect to Messrs. Feltz, Hazelton and Williams, the OECC set target amounts payable under the EAIP at levels that placed total cash compensation within the median range of energy market survey data. The OECC set Mr. Anderson’s target amount payable under the EAIP at a level that placed his total direct compensation within the 75th percentile of the energy market survey data, in recognition of Mr. Anderson’s promotion, and in anticipation of Mr. Anderson’s succession to the position of CEO. With respect to Ms. Kirkpatrick, the OECC assessed all factors, including her functional position, areas of responsibility, level of professional experience, prior and transitional General Counsel responsibilities, and contributions to the

Company, and determined to set her total target cash compensation at a level that was within the median range of proxy data for her comparable position.

The OECC gives considerable attention to what performance measures are appropriate for the EAIP. The OECC has discretion to authorize adjustments to performance measure calculations to eliminate extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate. The OECC retains this authority as a compensation plan risk mitigation strategy to avoid circumstances where EAIP goals could incent executive actions that would not be aligned with the best interests of the Company or shareholders long-term. For example, if it were in the best interests of Company and investors to divest of certain Company assets or lines of business, and such divestiture would result in a charge in the short-term, but would strengthen the Company and its earnings long-term, the OECC desires to maintain the flexibility to adjust measure calculations to avoid penalizing executives for acting in accordance with the Company’s and shareholders’ best interests. Similarly, the OECC retained this authority in recognition that the Company is a regulated utility with multi-year regulatory dockets, and issues such as recovery of environmental remediation expenses reaching back almost 100 years. In the OECC’s view, to retain the talent needed on the current executive team, and keep that team focused, engaged and driving to the right results for the Company, certain extraordinary, non-recurring or unplanned impacts should be excluded when calculating EAIP performance measure results. As an additional safeguard to this ability to make adjustments to performance measure calculations, the OECC has discretion to recommend an award increase up to a maximum of 150 percent of the target when goals are exceeded or to reduce an executive’s performance-based award when goals are not achieved. The OECC exercised its authority when setting the targets for the 2015 EAIP. Specifically, the OECC determined to disregard any non-recurring earnings changes due to regulatory decisions on environmental matters in 2015 for purposes of EPS or ROIC calculations.

Since filing our 2012 rate case, the Company has had open a regulatory proceeding that included the Company’s ability to recover past and future environmental remediation expenses related to gas manufacturing sites owned by the Company and its predecessors in the early 1900s. As part of our 2012 Oregon general rate case, the OPUC adopted an SRRM through which the Company would track and recover past deferred and future environmental remediation costs related to these environmental sites, and opened a separate docket to determine how the SRRM would be applied in certain specified ways. On February 20, 2015, the OPUC issued an order deciding those questions. The order found that the Company’s approximately $114 million of environmental remediation expenses to date and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered the Company to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. This resulted in a net after-tax charge in the first quarter of 2015 of approximately $9.1 million (SRRM Charge). The OECC determined that this SRRM Charge fell firmly within its rationale for maintaining authority to adjust performance measure calculations, as resolution of these matters in the SRRM is important to the Company in the long-term, but resulted in a short-term charge. Therefore, based on the targets established for the 2015 EAIP, the SRRM Charge was excluded from the EPS and ROIC measure calculations in 2015. All measures shown in the text below exclude this extraordinary and non-recurring charge.

The formula for the EAIP total incentive award is as follows:

[	Corporate Performance Factor			]		[	Individual Performance Factor			]		Target Award		Total Annual Incentive Award
		X	75%		+			X	25%		X		=

Corporate Performance Factor. The OECC sets the Corporate Performance Factor goals, ranges and targets each year taking into account the current economic and regulatory environment, management’s annual objectives, and the way in which those annual objectives fit within the larger growth goals for the Company. Given the factors considered by the OECC, the ranges and targets may be higher or lower than in prior years. The Corporate Performance Factor is determined using the following formula:

[	EPS Factor			]		[	Return on Invested Capital Factor			]		[	Key Goals Factor			]		Corporate Performance Factor
		X	33 1/3		+			X	33 1/3		+			X	33 1/3		=

    EPS Factor. The Earnings Per Share Factor (EPS Factor) is used to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. Actual EPS results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent. For 2015, target EPS levels were:

Minimum (0%)	Target (100%)	Maximum (150%)
$2.11 or less	$2.23	$2.29 or greater

Diluted EPS for 2015 adjusted to exclude the SRRM Charge was $2.29 resulting in an EPS Factor equal to 150 percent.

    Return on Invested Capital Factor. The OECC includes return on invested capital as a measure because significant amounts of capital are deployed to build and maintain gas distribution and storage businesses and the OECC wants to hold the executives accountable for ensuring that the Company is getting a reasonable return on that capital. Return on invested capital (ROIC) for this purpose is defined as net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion). Actual ROIC results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent. For 2015, target ROIC levels were:

Minimum (0%)	Target (100%)	Maximum (150%)
6.06% or less	6.52%	6.75% or greater

ROIC for 2015 adjusted to exclude the SRRM Charge was 6.90 percent, resulting in a ROIC Factor equal to 150 percent.

    Key Goals Factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Key Goals Factor. These operating goals are chosen because they are substantially aligned with the Key Goals incentive program for all non-bargaining unit employees. While each goal can contribute a goal rating between 0 and 200 percent or more multiplied by the assigned goal weight based on actual results, the aggregate of the Key Goals Factor is limited to a maximum of 150 percent. Actual results are interpolated to determine the performance factor for each goal. The use of EPS and ROIC in the Key Goals Factor was taken into account by the OECC when weighting the EPS Factor and ROIC Factor, and were included in the Key Goals Factor to emphasize the importance of these measures to Company health and shareholder interests. The Key Goals Factor was determined using the following formula:

Sum of [Goal Performance X Goal Weight] for each of Six Key Goals = Key Goals Factor

A summary of the key operating goals for 2015, the weighting of each goal to the overall factor, and the 2015 goal performance rating achieved is set forth in the following table:

Key Goals[1]	Goal Description	Goal Performance Range (0%-200%)	Target (100%) Performance	Goal Weight in Key Goals Factor	2015 Goal Rating Achieved
Profitability— Earnings Per Share	Diluted earnings per share	$2.11 – $2.35	$2.23	40%	150.41%
Customer Satisfaction— Overall Company	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	66.23% – 72.98%	69.60%	5%	153.41%
Customer Satisfaction— Employee/Customer Interaction	Customers contact ratings of 9-10 for service technicians or construction crews interactions	81.75% – 92.25%	87.00%	10%	92.38%
Total Customer Additions	Total new meter sets	10,540 – 13,890	12,215	15%	30.99%
Productivity— Expense Per Customer	Operations and maintenance expense divided by year-end number of customers	$195.65 – $187.95	$191.80	15%	190.91%
Return on Invested Capital	Net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion)	6.06% – 6.98%	6.52%	15%	182.98%

(1)	The goal performance rating for each goal is limited to 200%, except that the Profitability—Earnings Per Share may exceed 200% if EPS exceeds $2.35.

Our operating performance in 2015, adjusted to exclude the SRRM Charge, resulted in a Key Goals Factor of 137.82 percent. For 2015, the total Corporate Performance Factor was 145.94 percent of target.

Individual Performance Factor. Twenty-five percent of each NEO’s annual incentive target award is based on the Individual Performance Factor determined by individual performance goals, which include some “stretch” goals. In the case of the CEO, individual goals are determined by the OECC in consultation with the CEO. Whether the CEO has attained his goals is determined largely based on the OECC’s assessment, with input from the full Board, of the CEO’s performance. The other NEOs’ individual performance goals align with the CEO’s goals and support the Company’s strategic plan. NW Natural’s 2015 priority goals included, among other goals:

•	profitable customer growth in the core utility and advancement of key strategic initiatives;
•	effective resolution of remaining rate case issues and other regulatory initiatives;
•	continued improvement of customer service, facilities, and system capacity and reliability;
•	effective management and optimization of real property assets and insurance portfolio;
•	effective management and remediation of certain environmental sites;
•	disciplined growth of our non-utility business;

•	effective management of the gas storage business in a low-price, low-volatility market;
•	advancement of the North Mist expansion project;
•	effective management of senior-level succession planning and continued employee engagement;
•	sustained strong employee and system safety, emergency response, cybersecurity resilience and business continuity programs;
•	achievement of overall customer satisfaction, profitability, growth and productivity targets consistent with the EAIP; and
•	achievement of EPS, ROIC, return on equity targets and other measures set in the Company’s long-term incentive plans.

In addition to the above shared executive officer goals, the CEO’s 2015 individual performance goals included achieving an additional EPS goal, maximizing our storage business, advancing new utility and non-utility business opportunities and initiatives and the continued strengthening of alignment and strategic direction of the executive management team.

The CEO evaluated the 2015 individual performance of each NEO on a scale from 0 to 150 percent, based on performance and peer ratings. A rating of 100 percent indicates goals, including a particular “stretch” goal, were met, while ratings between 100 and 150 percent indicate extraordinary performance or achievement of multiple “stretch” goals. The CEO’s ratings of individual performance are reviewed and approved by the OECC as it reviews the overall performance of executives against the operating goals. The OECC, with input from the full Board, uses this same method of assessment to establish the year-end performance rating for the CEO. The OECC determined that executives had met or exceeded their goals and assigned a rating of 117 percent for the Chief Executive Officer’s individual performance. Performance of the other NEOs ranged from 112 percent to 120 percent.

Together with the Corporate Performance Factor of 145.94 percent, the individual performance of the NEOs resulted in an overall average payout under the EAIP of 139 percent of target.

Long-Term Incentives

In 2015, the long-term incentive portion of our executive compensation program consisted of two components: RSUs with performance threshold and performance shares. For purposes of valuing awards, we define the expected value of each RSU, and each target share under the earnings per share, return on invested capital and strategic components of performance share awards, as the estimated market price of the Company’s Common Stock near the grant date. We define the expected value of each share of the total shareholder return component of performance share awards to be an estimate of the grant-date fair value of the awards as of the grant date. The OECC targeted an allocation of the expected value of long-term incentives for 2015 at approximately 35 percent RSUs with performance threshold and 65 percent performance share awards. The OECC believes the allocation between RSUs with performance threshold and performance shares provides a balanced performance focus for executives.

The OECC determined that, given the variability in long-term incentive plan design and weighting across industries, and across companies of various size within industries, the most appropriate guide for targeted long-term incentive opportunities was the natural gas industry proxy data provided by the Consultant. As previously described, the OECC’s compensation strategy with respect to Mr. Kantor is to award target long-term incentive opportunities above market for his position while maintaining a salary below market for his position to tie a relatively larger percentage of his compensation directly to long-term Company performance. Accordingly, after consideration of all relevant factors, the OECC set the expected value of long-term incentives granted to Mr. Kantor at a level equivalent to 113 percent of the 50th percentile for his position in the natural gas industry proxy data. The expected value of long-term incentives granted to the NEOs in 2015 are displayed in the below table.

		RSUs with Performance Threshold		Performance Shares		Market Data Long-Term Incentives

Name	Expected Value of Long-Term Incentives	Percent of Total Expected LTI Value	Number of RSUs with Performance Threshold Granted	Percent of Total Expected LTI Value	Target Number of Performance Shares	Median Value of Long-Term Incentives of Proxy Data	Percent Expected Value Above or (Below) Median of Proxy Data
Gregg S. Kantor	$979,620	35%	7,260	65%	14,250	$865,000	13%
David H. Anderson	327,840	34%	2,400	66%	4,800	316,000	4%
Stephen P. Feltz	250,580	36%	1,900	64%	3,600	244,000	3%
Gregory C. Hazelton[1]	212,608	36%	1,664	64%	3,000	244,000	(13)%
Margaret D. Kirkpatrick	200,420	35%	1,500	65%	2,900	207,000	(3)%
David R. Williams[2]	125,384	36%	952	64%	1,800	125,000	0%
(1)	Mr. Hazelton’s RSU with performance threshold and performance share awards were reduced to reflect his mid-year hire date of June 30, 2015.
(2)	Mr. Williams proxy data target was determined using internal groupings by similar officer, as there was not a direct comparable position for his position in proxy data.

Restricted Stock Units with Performance Threshold. The OECC makes RSU with performance threshold grants under the LTIP at its meeting each February, so that it has the benefit of considering the relative value of all components of each executive’s total compensation. Off-cycle grants may occur when the Company grants RSUs to attract new employees or to reward extraordinary performance. Depending on the circumstances, these off-cycle grants may not include a performance threshold, and may include a vesting schedule that differs from the standard RSU with performance threshold vesting schedule. All RSU agreements “clawback” inflated payments due to misconduct. Other than Mr. Hazelton as part of his initial attraction and retention package, no NEO has been awarded an RSU without a performance threshold.

An RSU obligates the Company upon vesting to issue to the RSU holder one share of Common Stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. In general, if the Company performance threshold is met, RSUs vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. The performance threshold for the RSUs will be met on each vesting date if the Company’s return on common equity for the preceding year is greater than the Company’s average cost of long-term debt for the preceding five years. For purposes of calculating return on common equity, earnings are adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairment, and earnings impacts of new taxes or tax rate changes. The performance threshold was satisfied in 2015.

Performance Shares. The second component of our executives’ long-term compensation program is provided through performance shares under our LTIP. All of the NEOs participate in the performance share program. The Company’s agreement for performance shares “claws back” inflated payouts due to misconduct.

2015-2017 Performance Cycle

Performance share awards are determined by multiplying the targeted performance share award by an LTIP Factor. For the 2015-2017 (and 2014-2016) performance cycle, the LTIP Factor is determined by the following formula:

3-Year TSR Factor	x 40%	+	3-Year Cumulative EPS Factor	x 20%	+	3-Year Average ROIC Factor	x 20%	+	Strategic Component Factor	x 20%	=	Performance Share Factor

3-Year Total Shareholder Return Component (TSR). TSR is chosen because it aligns executives’ interests with shareholders, as this is the amount a shareholder might receive from ownership in NW Natural. TSR measures the change in share price, assuming dividends are reinvested over the three-year period, using the three-month average daily closing price immediately prior to the start of the performance period and prior to the end of the performance period. TSR payout levels are based on the percentile rank of our TSR as compared to the TSR peer group, as follows:

TSR Percentile Rank[1]	TSR Payout Factor
less than 30%	0%
30%	25%
50%	100%
90% or more	200%

(1)TSR Percentile Ranks between any two data points are interpolated

However, the calculated payout percentage is reduced by 25 percent if the Company’s total shareholder return is less than 0 percent. The TSR peer group consists of all companies included in the Dow Jones U.S. Gas Distribution Index for the duration of the performance cycle, excluding any peer company that is party to a signed acquisition agreement pursuant to which the stock or substantially all of the assets of the peer company will be acquired by a third party.

3-Year Cumulative EPS Component. Three-Year Cumulative EPS is chosen to align executives’ interests with shareholder interests and to drive a focus on earnings over the three-year period. This measure differs from that in the EAIP, as it is set at the beginning of the three-year period. The OECC also considers the dual use of EPS in the EAIP and performance share awards when setting targets and weights the factor in each plan accordingly. For this purpose, EPS is defined as the Company’s diluted earnings per share as adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $350,000 other than utility plant impairments, and earnings impacts of tax rate changes. The cumulative EPS payout levels are:

Minimum (25%)	Target (100%)	Maximum (200%)
$6.66	$6.96	$7.20
EPS results between any two data points are interpolated Amounts less than $6.66 result in 0% payout factor.

3-Year Average ROIC Component. Three-year ROIC is chosen to focus executives on long-term return on invested capital, given the amount of capital that is deployed in utility operations. This measure differs from the EAIP measure in that an average over the three-year period is used. The OECC also considers that this measure is used in the EAIP when setting targets for the EAIP and performance share awards and weights the factor in each plan accordingly. ROIC for each year in the performance period is defined as (i) the Company’s net income for the year before interest income and expense, as adjusted to eliminate the same unusual items eliminated in the EPS calculation, divided by (ii) the Company’s average long-term capital consisting of the average of the Company’s opening and closing shareholders’ equity plus long-term debt for the year. The average ROIC is then the average of the ROICs achieved in each of the three years of the performance cycle. The average ROIC levels are:

Minimum (25%)	Target (100%)	Maximum (200%)
6.67%	6.82%	6.92%
ROIC results between any two data points are interpolated. Amounts less than 6.67% result in a 0% payout factor.

Strategic Component. The Strategic Component is subjective and determined at the discretion of the OECC at the end of the three-year performance cycle. Among other things, the OECC considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the OECC prior to the beginning of the cycle. Factors considered by the OECC include, but are not limited to:

•	growth measures relating to gas storage and pipeline;
•	utility strategic initiatives, regulatory outcomes, and customer growth;
•	leadership development and succession planning; and
•	utility operations and service, occupational safety, and customer satisfaction.

Total 2013-2015 Performance Shares. The performance share factor at the end of the 2013-2015 performance period was determined by addition of the TSR Component Factor, weighted 75 percent, to the Strategic Component Factor, weighted 25 percent. This factor was then applied to the target awards for each award recipient. The performance share factor for this period resulted in 26.55 percent of target, or 13.28 percent of a possible 200 percent total opportunity. Minimum, target, maximum and actual share awards for the 2013-2015 performance share awards are set forth in the table below, and the value of the share award levels is illustrated in the following bar chart:

Named Executive Officer	Minimum Share Award	Target Share Award	Maximum Share Award	Actual Share Award[2]
Gregg S. Kantor	0	12,500	25,000	3,319
David H. Anderson	0	4,900	9,800	1,301
Stephen P. Feltz[1]	0	3,200	6,400	0
Gregory C. Hazelton	0	N/A	N/A	N/A
Margaret D. Kirkpatrick	0	2,900	5,800	770
David R. Williams	0	1,900	3,800	504
(1)	Mr. Feltz is not eligible for a performance share award because he retired from the Company prior to age 60.
(2)

Share award amounts do not include cash dividend amounts paid. For actual 2013-2015 award cash value, including cash dividend amounts, see the “Option Exercises and Stock Vested During 2015” table, below.

*	Using a stock price of $50.61, which was the closing price of NW Natural Common Stock on December 31, 2015, and excluding Mr. Hazelton from all other NEO Average Performance Share Award Value.

For purposes of determining TSR, as of December 31, 2015, the peer group companies were: Atmos Energy Corporation, South Jersey Industries, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NiSource Inc., ONE Gas Inc., Questar Corporation, Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc. For the 2013-2015 performance cycle, NW Natural’s total shareholder return was a cumulative 19.34 percent, which was at the 28th percentile of the peer group, and resulted in a zero percent TSR payout factor.

The Strategic Component Factors for the 2013-2015 performance share awards also included financial measures, consisting of ROIC and return on equity (ROE), as well as measures related to natural gas reserves, other strategic growth initiatives, regulatory outcomes, and facility improvements. The OECC weighed in its assessment, among other things, NW Natural’s financial performance for each year of the three-year cycle, including ROIC and ROE; the Company’s interest in a new gas reserves investments; implementation of the Company’s original natural gas reserves investment in a manner that achieves annual production and cost forecasts within an acceptable range; conclusion of key regulatory dockets including dockets for working gas inventory, and recovery of investment in the Company’s water treatment station; significant progress in the development of the Company’s proposed North Mist expansion, including OPUC approval of new rate schedules designed to provide no-notice gas storage service and commencement of permitting and land acquisition work; continuous top performance in the J.D. Power and Associates Study; continuous year-over-year customer growth during the period; and continued execution of the Company’s strategic plan in workforce development and executive succession planning. The OECC also considered the challenges associated with gas storage markets that have experienced historically low pricing and volatility, and certain business development and growth initiatives that were not realized, and assigned a strategic component factor of 106.20 percent from a possible 200 percent.

Perquisites

The OECC eliminated routine perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to regularly exceed $10,000 for any NEO. Examples of when perquisites may exceed $10,000 are when an individual is promoted to a senior position within the Company, or as part of an initial hire package for a senior level executive.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

The NEOs, other than Mr. Hazelton, participate in the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan), our qualified defined benefit pension plan, on the same terms as other salaried employees. Mr. Hazelton joined the Company after 2006, when the Retirement Plan was closed to new employees. We also maintain the following non-qualified supplemental retirement plans for certain executives participating in the Retirement Plan: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2015” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the NEOs are eligible to participate. Our 401(k) Plan is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2015, see the “Non-Qualified Deferred Compensation in 2015” table below.

Attraction and Retention Package for Mr. Hazelton

In an effort to attract and retain Mr. Hazelton as our new Senior Vice President and CFO, the OECC and Board, as applicable, approved certain one-time payments and benefits to Mr. Hazelton beyond routine executive compensation, including: a hiring bonus of $61,000 payable on August 1, 2015; an additional hiring bonus of $180,000 payable on June 30, 2016, subject to continued employment; a grant of 7,580 RSUs that will vest ratably on March 1 of each of 2016, 2017, 2018 and 2019 subject to continued employment; and a relocation payment of $215,000. The Board also approved a Severance Agreement with Mr. Hazelton described below.

Change in Control/ Severance Agreements

The Board of Directors considers an effective, highly-skilled and vital management team to be essential to protect and enhance the best interests of our Company. As such, it recognizes that the uncertainty and questions a potential change in control could raise may result in the departure or distraction of management personnel to the Company’s detriment. Accordingly, the Board has approved double trigger severance agreements with all of the NEOs. The agreements contain a provision that reduces the level of benefits as the NEOs approach age 65 given the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach relative to energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. The only such agreement outstanding at this time is with Mr. Hazelton, which was entered into as part of his initial attraction and retention package. The agreement provides for the payment of a percentage of Mr. Hazelton’s salary if he is terminated without cause on or prior to June 30, 2020, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Hazelton’s salary if his employment is terminated without cause on or prior to June 30, 2016 to 20% of his salary if his employment is terminated without cause on or prior to June 30, 2020.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer and President	4x
Executive Vice President or Chief Operating Officer	3x
Senior Vice Presidents or NEOs	2x
Vice Presidents and all other Executive Officers	1x

The OECC annually reviews these guidelines and the progress made by executives against these objectives. Stock ownership is measured using: shares owned directly by the executive or immediate family members; shares credited to an executive’s 401(k) Plan and non-qualified deferred compensation plan accounts; and unvested restricted stock units, restricted stock, and in the money stock options. The value of stock owned is determined using the closing price for the Common Stock as of last day of the year. Generally, stock ownership objectives should be attained within five years of appointment as an officer or from promotion to a higher level ownership requirement. However, the OECC retains discretion to extend the time period within which ownership goals are reached. In February 2016, the OECC concluded all of the NEOs have achieved, or are making appropriate progress toward, stock ownership goals. The Company does not have a policy that requires retention of stock acquired from equity compensation plans after vesting of shares, because the OECC and Board have concluded that the Company’s stock ownership requirements provide executives with a meaningful stake in the ownership of NW Natural, and fully align executive officers’ ownership interests with our shareholders.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

The Company fully assesses the accounting and tax treatment of each form of compensation paid to the NEOs for both NW Natural and the individual executive. This is particularly important in a regulated business where the Company is allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while the majority of other elements of executive compensation, such as annual incentive awards, long-term equity awards and non-qualified retirement benefits, are typically shareholder expenses because the public utility commissions that regulate the Company view these expenses as more closely tied to shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;
•	encourage management of capital, operating, and maintenance costs, which help to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Executive Annual Incentive Plan—Corporate Performance Factor—Key Goals Factor” above.

Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the OPUC in 2012 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Executive Expenses Generally Recovered in Rates	Executive Expenses Generally Not Recovered in Rates
Salaries	Stock Options
Qualified pension plan benefits	Executive Annual Incentive Plan
Matching contributions related to Qualified Retirement K Savings Plan (401(k) Plan)	Interest accruals on Deferred Compensation Plan for Directors and Executives
Health and welfare benefits	Interest accruals on Executive Deferred Compensation Plan
Executive Supplemental Retirement Income Plan
Supplemental Executive Retirement Plan
Change-in-control severance benefits
Non-change-in-control severance benefits
Long-Term Incentive Plan
Restricted Stock Units Performance Shares

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the amount that may be deducted for compensation paid in any year to our NEOs (other than the CFO) to $1 million per person. Certain exceptions to this limitation apply to “performance-based compensation.” We previously obtained shareholder approval of our former Restated SOP and our LTIP. It has been the intention of the OECC that options granted under the former Restated SOP, RSUs with a performance threshold granted under the LTIP, and the non-discretionary portion of performance share awards granted under the LTIP meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations, and that the compensation paid under those awards will be fully deductible. Because the OECC’s determination as to the achievement of the strategic component of performance share awards is discretionary, amounts paid under that component to NEOs may not be tax deductible under Section 162(m) of the Internal Revenue Code. For 2015, $51,048 paid to Mr. Kantor was non- deductible. No other amounts paid to our NEOs in 2015 are expected to be considered non-deductible under Section 162(m).

REALIZED COMPENSATION TABLE

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 49, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO for each of the years shown.

Realized Compensation Table1

Name and Principal Position	Year	Realized Compensation[2]
Gregg S. Kantor	2015	$1,625,878	[3]
Chief Executive Officer[6]	2014	1,293,668
	2013	1,336,048
David H. Anderson	2015	945,146
President and Chief Operating Officer[6]	2014	805,125	[4]
	2013	912,701	[5]
Stephen P. Feltz	2015	400,733	[3]
Former Senior Vice President and Chief Financial Officer[7]	2014	484,391
	2013	530,134	[5]
Gregory C. Hazelton	2015	512,863	[9]
Senior Vice President, Chief Financial Officer, and Treasurer[7]
Margaret D. Kirkpatrick	2015	683,913	[3]
Senior Vice President, Environmental Policy and Affairs	2014	505,963
	2013	510,603
David R. Williams[8]	2015	722,547	[3,10]
Vice President, Utility Services
(1)

Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table. Realized compensation is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, refer to the narrative and notes accompanying the Summary Compensation Table set forth on page 49.

(2)

Amounts reflected as realized compensation in this table include the following amounts paid for the applicable year: (1) salary earned in the applicable year; (2) EAIP payments earned in the applicable year; (3) the value of the performance share award actually paid for the performance period ending in the applicable year; (4) the value of RSUs with performance threshold vested and paid during the applicable year; and (5) the value realized on exercise of stock options during the applicable year, if any. The amounts reflected as realized compensation in this table do not include the following amounts for the year indicated: (a) the value of performance share awards, RSUs or stock options granted but not yet vested and paid or exercised; (b) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (c) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan; (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(3)

Amount includes compensation realized on the exercise of stock options that were granted in prior years of $34,697 for Mr. Kantor, $96,159 for Mr. Feltz, $94,285 for Ms. Kirkpatrick and $31,546 for Mr. Williams.

(4)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $77,648 for Mr. Anderson.
(5)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $172,375 for Mr. Anderson, and $53,300 for Mr. Feltz.
(6)	Effective August 1, 2015, Mr. Kantor relinquished his position as President and Mr. Anderson was appointed President.
(7)

Mr. Feltz retired from, and Mr. Hazelton commenced employment with, the Company on June 30, 2015. Certain compensation was adjusted to reflect this mid-year transition. See “Compensation Discussion and Analysis,” above.

(8)	Mr. Williams was not a NEO in 2014 or 2013.
(9)	Amount includes moving allowance of $215,000 and initial signing bonus of $61,000, both of which were part of Mr. Hazelton’s initial attraction and hiring compensation package.
(10)	Amount includes one-time retention payment of $250,000 to retain Mr. Williams beyond his normal retirement age.

SUMMARY COMPENSATION TABLE

The following is a summary of our NEO’s compensation in 2013, 2014 and 2015. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS[3] ($)	ALL OTHER COMPEN- SATION[4] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Gregg S. Kantor	2015	$549,333	$129,647	$1,087,096	$483,353	$213,853	$52,698	$2,515,980
Chief Executive Officer	2014	533,333	126,040	865,265	319,960	1,717,747	47,716	3,610,061
	2013	513,500	135,663	781,945	433,337	12,551	31,605	1,908,601
David H. Anderson	2015	418,083	77,606	364,013	282,394	333,020	29,177	1,504,293
President and Chief Operating Officer	2014	399,000	60,392	316,535	149,608	320,861	27,536	1,273,932
	2013	385,833	63,394	308,882	202,606	171,576	19,420	1,151,711
Stephen P. Feltz	2015	158,833	18,872	277,774	70,128	204,317	83,225	813,149
Former Senior Vice President and Chief Financial Officer[5]	2014	305,000	36,370	3249,037	91,630	940,290	18,690	1,641,017
	2013	284,500	38,082	33201,812	122,918	309,992	13,281	970,585
Gregory C. Hazelton	2015	149,863	79,215	33536,132	68,785	—	226,032	1,060,027
Senior Vice President, Chief Financial Officer and Treasurer[5]	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—

Margaret D. Kirkpatrick	2015	312,500	38,525	222,307	137,475	307,386	20,940	1,039,133
Senior Vice President, Environmental Policy and Affairs	2014	303,167	36,967	196,710	91,033	215,401	11,807	855,085
	2013	292,500	38,499	182,863	122,501	237,481	10,261	884,105
David R. Williams	2015	241,833	278,610	138,982	106,390	7,183	14,784	787,782
Vice President, Utility Services	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Column	(f) was deleted as it is not applicable.
(1)

The total bonus paid to each NEO under our EAIP for performance in 2015 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are the amounts listed as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g). For Mr. Hazelton, includes $61,000 paid as a hiring bonus, and for Mr. Williams includes $250,000 paid as a retention bonus.

(2)

Amounts shown in column (e) represent the grant date fair value of performance share awards and RSUs with performance threshold granted in each year disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The amount shown for RSUs with performance threshold is equal to the number of RSUs with performance threshold awarded multiplied by the closing market price of the Common Stock on the date of grant. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The portion of each performance share award based on relative total shareholder return (75 percent of each target award granted in 2013 and 40 percent of each target award granted in 2014 and 2015) is subject to a market condition, so the amount shown for that portion of each performance share award represents the grant date fair value of the award calculated using a Monte Carlo model. For the remaining portion of each performance share award subject to strategic performance milestones (25 percent of each target award granted in 2013 and 20 percent of each target award granted in 2014 and 2015), earnings per share (EPS) targets (20 percent of each target award granted in 2014 and 2015) and return on invested capital (ROIC) targets (20 percent of each target award granted in 2014 and 2015), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the Common Stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. As of the grant date of these awards, the target number of shares was estimated as the number of shares to be issued under the strategic, EPS and ROIC portions of the awards. If the maximum number of shares issuable under the strategic, EPS and ROIC portions had been used as the estimated number of shares, the total amounts in column (e) for 2015 would have been $1,997,585 for Mr. Kantor, $670,704 for Mr. Anderson, $507,792 for Mr. Feltz, $708,158 for Mr. Hazelton, $407,599 for Ms. Kirkpatrick, and $253,991 for Mr. Williams.

(3)

The amounts included in column (h) as the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans during 2015 were: $196,924 for Mr. Kantor, $332,835 for Mr. Anderson, $191,417 for Mr. Feltz, $0 for Mr. Hazelton, and $307,386 for Ms. Kirkpatrick. For Mr. Williams, the change in pension value was a decrease of $27,372, but applicable disclosure rules do not permit inclusion of negative amounts in the above table. The 2015 amounts were calculated using a discount rate of 3.80 percent, which is 29 basis points higher than the discount rate used for 2014. The 2014 amounts were calculated using a discount rate of 3.51 percent, which is 99 basis points lower than the discount rate used for 2013 due to the significant decrease in long-term interest rates year over year. In addition, our mortality rate assumptions in 2014 were updated for the new RP 2014 tables with the new tables assuming greater life expectancies. This significant decrease in the discount rate and the new mortality tables explain the reported 2014 increases in the actuarial present value of accumulated pension benefits for Messrs. Kantor and Feltz. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the NEOs during 2015 were: $16,929 for Mr. Kantor, $185 for Mr. Anderson, $12,900 for Mr. Feltz, $0 for Mr. Hazelton, $0 for Ms Kirkpatrick, and $7,183 for Mr. Williams. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(4)

The amounts included in column (i) as matching contributions under the 401(k) Plan during 2015 were: $9,540 for each of Messrs. Kantor, Anderson, Feltz, and Williams and Ms. Kirkpatrick, and $4,185 for Mr. Hazelton. The amounts recorded as matching contributions under non-qualified deferred compensation plans during 2015 were: $26,268 for Mr. Kantor, $13,028 for Mr. Anderson, $3,639 for Mr. Feltz, $0 for Mr. Hazelton, $0 for Ms. Kirkpatrick, and $2,684 for Mr. Williams. The amounts recorded for dividend equivalents for restricted stock units with performance threshold that vested during 2015 were: $16,890 for Mr. Kantor, $6,609 for Mr. Anderson, $3,585 for Mr. Feltz, $0 for Mr. Hazelton, $4,128 for Ms. Kirkpatrick, and $2,560 for Mr. Williams. The amounts recorded for vacation cash-out upon retirement during 2015 were: $66,461 for Mr. Feltz and $7,272 for Ms. Kirkpatrick. The amount recorded for enhanced 401(k) for Mr. Hazelton during 2015 was $6,847. Amount in column (i) also includes for Mr. Hazelton a $215,000 relocation payment.

(5)	Mr. Feltz retired from, and Mr. Hazelton commenced employment with, the Company on June 30, 2015. Certain compensation was adjusted to reflect this mid-year transition.

GRANTS OF PLAN-BASED AWARDS DURING 2015

The following table includes grants of annual incentive awards, performance share awards, and RSUs with performance threshold granted to our NEOs during 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Equity Awards[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(l)
Gregg S. Kantor		$—	$331,200	$496,800	—	—	—		$—
	2/25/2015	—	—	—	2,522[2]	14,250[2]	28,500[2]		741,229
	2/25/2015	—	—	—	—	7,260[3]	—		345,866
David H. Anderson		—	193,500	290,250	—	—	—		—
	2/25/2015	—	—	—	850[2]	4,800[2]	9,600[2]		249,677
	2/25/2015	—	—	—	—	2,400[3]	—		114,336
Stephen P. Feltz[6]		—	96,900	145,350	—	—	—		—
	2/25/2015	—	—	—	637[2]	3,600[2]	7,200[2]		187,258
	2/25/2015	—	—	—	—	1,900[3]	—		90,516
Gregory C. Hazelton[7]		—	47,132	70,699	—	—	—		—
	6/30/2015	—	—	—	531[2]	3,000[2]	6,000[2]		146,220
	6/30/2015	—	—	—	—	1,664[3]	—		70,188
	6/30/2015	—	—	—	—	—	—	7,580[4]	319,724
Margaret D. Kirkpatrick		—	94,200	141,300	—	—	—		—
	2/25/2015	—	—	—	513[2]	2,900[2]	5,800[2]		150,847
	2/25/2015	—	—	—	—	1,500[3]	—		71,460
David R. Williams		—	72,900	109,350	—	—	—		—
	2/25/2015	—	—	—	319[2]	1,800[2]	3,600[2]		93,629
	2/25/2015	—	—	—	—	952[3]	—		45,353

Column (i), (j) and (k) were deleted as they are not applicable.

(1)

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the EAIP is interpolated down to a zero payout. See “Compensation Discussion and Analysis—2015 Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2015 and paid in 2016 are reflected in column (g) of the Summary Compensation Table.

(2)

Share amounts represent potential performance share awards granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $5.605 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the LTIP.

(3)

Share amounts represent RSU awards with a performance threshold granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards. RSU awards do not have threshold or maximum payout levels as there is only one payout level if the performance threshold is satisfied.

(4)

Share amount represents a time-based RSU award granted pursuant to the terms of the LTIP, including a right to dividend equivalent cash payments at vesting. This RSU vests for 25% of the shares on March 1, 2016 and each of the first three anniversaries of that date. Share amounts do not include an estimate of the dividend equivalent payments.

(5)

Amounts shown in column (l) for RSU awards represent the grant date fair value of the RSUs which was based on a value of $47.64 per share for RSUs granted on February 25, 2015, and $42.18 for RSUs granted on June 30, 2015, each of which was the closing market price of the Common Stock on the grant date. The portion of each performance share award under the LTIP based on relative total shareholder return (40 percent of each target award) is subject to a market condition under share-based compensation accounting guidance, so the amounts shown for that portion of each performance share award granted on February 25, 2015, represent the grant date fair value of the awards based on a value of $50.17 per share calculated using a Monte Carlo method. Amounts shown for the remaining portion of each performance share award granted on February 25, 2015, subject to strategic performance, EPS and ROIC milestones (collectively 60 percent of each target award) represent the grant date fair value of the awards based on a value of $53.25 per share which was the sum of the closing market price of the Common Stock on the grant date plus the estimated dividends per share to be paid over the three-year performance period. For the performance share award granted on June 30, 2015, these grant date values were $50.17 and $47.79, respectively. The values used for RSUs and performance share awards are the same as those used under share-based compensation accounting guidance.

(6)	Amounts for Mr. Feltz were determined assuming full-year employment. Actual amounts paid were reduced to reflect Mr. Feltz’s June 30, 2015 retirement date.
(7)

Amounts for Mr. Hazelton were prorated to reflect Mr. Hazelton’s partial year of service with an initial hire date of June 30, 2015. If he had been employed for the full year 2015, the amount in column (d) would have been $93,000 and the amount in column (e) would have been $139,500.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table includes all of the outstanding equity awards held by our NEOs at December 31, 2015:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Gregg S. Kantor	7,000	—	$44.48	2/28/2017	—	—	—	—
	8,000	—	43.29	3/6/2018	—	—	—	—
	25,000[8]	—	41.15	3/4/2019	—	—	—	—
	30,000	—	44.25	3/2/2020	—	—	—	—
	30,000	—	45.74	3/2/2021	—	—	—	—
	—	—	—	—	1,400[3]	$70,854	27,750[2]	$1,404,428
	—	—	—	—	1,625[3]	82,241	1,625[4]	82,241
	—	—	—	—	1,750[3]	88,568	3,500[5]	177,135
	—	—	—	—	1,815[3]	91,857	5,445[6]	275,571
David H. Anderson	7,000	—	44.48	2/28/2017	—	—	—	—
	8,000	—	43.29	3/6/2018	—	—	—	—
	8,000	—	41.15	3/4/2019	—	—	—	—
	8,000	—	44.25	3/2/2020	—	—	—	—
	11,000	—	45.74	3/2/2021	—	—	—	—
	—	—	—	—	550[3]	27,836	9,700[2]	490,917
	—	—	—	—	650[3]	32,897	650[4]	32,897
	—	—	—	—	650[3]	32,897	1,300[5]	65,793
	—	—	—	—	600[3]	30,366	1,800[6]	91,098
Stephen P. Feltz	—	—	—	—	200[3]	10,122	—	—
	—	—	—	—	425[3]	21,509	425[4]	21,509
	—	—	—	—	500[3]	25,305	1,000[5]	50,610
	—	—	—	—	475[3]	24,040	1,425[6]	72,119
Gregory C. Hazelton	—	—	—	—	—	—	3,000[2]	151,830
	—	—	—	—	7,580[7]	383,624[5]	—	—
	—	—	—	—	416[3]	21,054	1,248[6]	63,161
Margaret D. Kirkpatrick	4,000	—	44.48	2/28/2017	—	—	—	—
	4,000	—	43.29	3/6/2018	—	—	—	—
	4,000	—	41.15	3/4/2019	—	—	—	—
	4,000	—	44.25	3/2/2020	—	—	—	—
	6,500	—	45.74	3/2/2021	—	—	—	—
	—	—	—	—	363[3]	18,371	6,000[2]	303,660
	—	—	—	—	385[3]	19,485	385[4]	19,945
	—	—	—	—	390[3]	19,738	780[5]	39,476
	—	—	—	—	375[3]	18,979	1,125[6]	56,936
David R. Williams	2,000	—	44.48	2/28/2017
	2,000	—	43.29	3/6/2018
	2,000	—	41.15	3/4/2019
	2,000	—	44.25	3/2/2020
	3,500	—	45.74	3/2/2021
					225[3]	11,387	3,700[2]	187,257
					240[3]	12,146	240[4]	12,146
					240[3]	12,146	480[5]	24,293
					238[3]	12,045	714[6]	36,136

Column (d) was omitted as it is not applicable.

(1) Amounts are calculated based on the price of $50.61, the closing market price on the NYSE on December 31, 2015.

(2)

Share amounts represent the target level of performance share awards, which is determined to be the most probable level of payout other than no award. The actual number of performance shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2016 and 2017. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Performance Shares,” above.

(3)

Share amounts represent RSU awards with performance thresholds that were met as of December 31, 2015, and that are scheduled to vest based on continued service through March 1, 2016. The achievement of the performance threshold is reviewed and approved by the OECC after the end of each year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance threshold, see “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above.

(4)

Share amounts represent the remaining balance of RSUs with performance threshold awards. The remaining shares covered by each of these RSUs with performance threshold will vest on March 1, 2017 subject in each case to achievement of the performance threshold for the immediately preceding year. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(5)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-half of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2017 and 2018 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(6)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-third of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2017, 2018 and 2019 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(7)	Share amount represents a time-based RSU that will vest for one-fourth of the shares on each of March 1, 2016, 2017, 2018 and 2019.
(8)	Mr. Kantor exercised this option on February 29, 2016.

OPTION EXERCISES AND STOCK VESTED DURING 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Gregg S. Kantor	3,000	$34,697	8,094	$428,847
David H. Anderson	—	—	3,151	167,063
Stephen P. Feltz	14,000	96,159	1,125	56,741
Gregory C. Hazelton	—	—	—	—
Margaret D. Kirkpatrick	11,000	94,285	1,908	101,128
David R. Williams	2,500	31,546	1,209	64,167
(1)

Amounts represent performance share awards and RSUs with performance threshold that vested during 2015. The performance shares are related to the three-year award cycle 2013-2015 and were earned but unpaid as of the fiscal year-end; the value realized is based on a price of $50.61, the closing market price on the NYSE on December 31, 2015, plus dividend equivalents. The performance share award paid at 26.55 percent of the target level incentive based upon total shareholder return performance and strategic results. See “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the OECC on February 24, 2016. The value realized includes cash for dividend equivalents of $5.53 per share based on dividends per share paid by the Company during the performance period as follows: Mr. Kantor, $18,364; Mr. Anderson, $7,198; Mr. Feltz, $0; Mr. Hazelton, $0; Ms. Kirkpatrick, $4,260; and Mr. Williams, $2,789. RSUs with performance threshold are related to the units that vested on March 1, 2015 and the value realized is based on the stock price on March 1, 2015 or $47.25 per share, plus cash dividend equivalents which were as follows: Mr. Kantor, $16,890; Mr. Anderson, $6,609; Mr. Feltz, $3,585; Mr. Hazelton, $0; Ms. Kirkpatrick, $4,128; and Mr. Williams, $2,560. Receipt of the following amounts under performance share awards were deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Kantor, 2,009 shares valued at $97,106 and $8,274 of dividend equivalents; Mr. Anderson, 110 shares valued at $5,198 and $603 of dividend equivalents; Mr. Feltz, 0 shares; Mr. Hazelton, 0 shares; Ms. Kirkpatrick, 0 shares; and Mr. Williams, 705 shares valued at $33,311 and $2,560 of dividend equivalents. See “Non-Qualified Deferred Compensation in 2015” for a discussion of the terms of this plan.

PENSION BENEFITS AS OF DECEMBER 31, 2015

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Gregg S. Kantor[2]	58	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	19.25	$1,167,985	—

		Executive Supplemental Retirement Income Plan	17.92	6,905,902	—

		Deferred Compensation Plan Supplemental Annuity	19.25	—	—
David H. Anderson	54	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	11.25	532,956	—

		Supplemental Executive Retirement Plan—Tier 1	11.25	1,130,586	—

		Deferred Compensation Plan Supplemental Annuity	11.25	—	—
Stephen P. Feltz[3]	60	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	32.67	1,064,324	$447,069[6]

		Executive Supplemental Retirement Income Plan	16.33	1,911,679	—

		Deferred Compensation Plan Supplemental Annuity	32.67	—	—
Gregory C. Hazelton	51	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	—	N/A	—
Margaret D. Kirkpatrick[4]	61	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	10.50	718,909	—

		Supplemental Executive Retirement Plan—Tier 1	10.50	671,015	—

		Deferred Compensation Plan Supplemental Annuity	10.50	—	—

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
David R. Williams[5]	62	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	37.42	1,707,369	—

		Supplemental Executive Retirement Plan—Tier 2	37.42	379,078	—

		Deferred Compensation Plan Supplemental Annuity	37.42	—	—
(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2015 of the pension benefits of the NEOs under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans, except that for Mr. Feltz his actual retirement date was used. Years of service for Mr. Kantor and Mr. Feltz under the Executive Supplemental Retirement Income Plan (ESRIP) are based on their years of service since becoming eligible to participate under the plan. The actuarial present value was calculated using the RP 2014 Mortality Table adjusted backward to 2006 and projected generationally using Scale MP 2015 and a discount rate of 3.80 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2015.

(2)

Mr. Kantor is eligible for early retirement benefits under the pension plans in which he is a participant. If he had retired on December 31, 2015 and immediately claimed early retirement benefits under the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan), the Present Value of Accumulated Benefits for him as reflected in the above table for that plan would have been higher by $30,146.

(3)

Mr. Feltz retired on June 30, 2015 and was eligible for early retirement benefits under the pension plans in which he is a participant. He commenced receipt of benefits under the Retirement Plan in September 2015 and previously elected to defer commencement of benefits under the ESRIP until he reaches age 62.

(4)

Ms. Kirkpatrick retired on December 31, 2015 and was eligible for early retirement benefits under the Retirement Plan. If she had immediately claimed early retirement benefits under that plan, the Present Value of Accumulated Benefits for her as reflected in the above table for that plan would have been higher by $9,945.

(5)	Mr. Williams is eligible for normal retirement benefits under the pension plans in which he is a participant.
(6)	Amount reflects one-time lump sum payment and commencement of annuity under the Retirement Plan.

Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees

The Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan) is our qualified pension plan covering certain employees covered by a labor agreement and hired prior to January 1, 2010 as well as all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the non-bargaining unit portion of the Retirement Plan was closed to new participants). Eligible non-bargaining unit employees commenced participation in the Retirement Plan after one year of service and became 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last 10 years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in a Retirement Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2015, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the Retirement Plan to $265,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Kantor, Feltz and Williams), a supplemental annuity is provided under the Retirement Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on

January 1, 2000, and which is 0.295 percent for Mr. Kantor, 0.058 percent for Mr. Feltz and 0.055 percent for Mr. Williams) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2015, Mr. Kantor and Ms. Kirkpatrick were the only NEOs eligible for early retirement benefits under the Retirement Plan. Mr. Feltz commenced receipt of his retirement benefits in September 2015.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan exclude amounts deferred under our non-qualified Deferred Compensation Plan for Directors and Executives (DCP), which is described below under “Non-Qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under the DCP during a participant’s last 10 years of employment may result in a reduction in benefits payable under the Retirement Plan unless the participant’s total annual compensation in each of those years is over the limit ($265,000 in 2015) imposed by the Internal Revenue Code. In recognition of this possible loss of Retirement Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the Retirement Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the Retirement Plan if the participant had not deferred compensation under the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Mr. Kantor and Mr. Feltz. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) Retirement Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. Long-term compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is also excluded from the calculation of final average compensation. As a result of the promotion of Mr. Feltz to CFO in 2013, the terms of ESRIP provide that his final average compensation is calculated using a three-year average.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Mr. Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. A normal retirement benefit equal to the target benefit reduced by Retirement Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after

10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 0.5 percent per month (six percent per year) for each month that the benefit commencement date precedes age 62. At December 31, 2015, Mr. Kantor and Mr. Feltz were eligible for early retirement benefits under the ESRIP.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become eligible executive officers after September 1, 2004, including Mr. Anderson, Mr. Williams and Ms. Kirkpatrick. The SERP is divided into two tiers, with persons who became eligible executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson and Ms. Kirkpatrick) being participants in SERP Tier 1, and persons who are eligible for the Retirement Plan and who become eligible executive officers after December 1, 2006 (Mr. Williams) being participants in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s Retirement Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of Retirement Plan, Social Security, and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 0.4166 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

SERP Tier 2

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan excludes amounts of compensation over a limit ($265,000 in 2015) imposed by the Internal Revenue Code. SERP Tier 2 provides a make-up benefit calculated using the Retirement Plan formula (see Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees, above) without applying this limit. Accordingly, benefits under SERP Tier 2 are equal to (a) the benefits that would be calculated under the Retirement Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the DCP, minus (b) the sum of the actual Retirement Plan benefits and the DCP supplemental annuity benefits. SERP Tier 2 benefits are generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits.

NON-QUALIFIED DEFERRED COMPENSATION IN 2015

Name	Plan Name	Executive Contributions in 2015[1]	NW Natural Contributions in 2015[1]	Aggregate Earnings in 2015[1]	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance at 12/31/2015[1]
Gregg S. Kantor	EDCP	$—	$—	$3,389	$8,885	$51,100
	DCP	361,090	26,268	77,598	135,436	1,758,301
David H. Anderson	EDCP	—	—	—	—	—
	DCP	110,022	13,028	29,770	—	400,625
Stephen P. Feltz	EDCP	—	—	15,569	—	258,412
	DCP	71,426	3,639	18,087	3,888	464,293
Gregory C. Hazelton	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—
Margaret D. Kirkpatrick	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—
David R. Williams	EDCP	—	—	8,904	—	147,787
	DCP	63,877	2,684	19,897	—	397,351
(1)

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above for either 2014 or 2015. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Kantor, $1,889,664; Mr. Anderson, $335,481; Mr. Feltz, $226,683; Mr. Hazelton, $0; Mr. Williams, $73,744; and Ms. Kirkpatrick, $0. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a NEO. Amounts previously reported as described in this footnote have been reduced by amounts distributed such that no amount in this footnote will exceed the amount in the Aggregate Balance column.

Non-Qualified Deferred Compensation Plans In 2015

We currently maintain two non-qualified deferred compensation plans for executive officers: the DCP and the Executive Deferred Compensation Plan (EDCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2015 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under our LTIP. We make matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our Common Stock are made to stock accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The average annual rate of earnings on stock accounts over the five years ending December 31, 2015 was approximately 5.9 percent and in 2015 was approximately 5.5 percent, in each case representing the total shareholder return of our Common Stock annualized, assuming dividend reinvestment.

Cash accounts under the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a six percent minimum rate. The average quarterly interest rate paid on EDCP cash accounts in 2015 was 6.26 percent. Cash accounts under the DCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield without the additional two percentage points or the six percent minimum. The average quarterly interest rate paid on DCP cash accounts in 2015 was 4.24 percent. Commencing in 2017, EDCP cash accounts will be credited with interest at the same rate as DCP cash accounts.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the NEOs upon a “change in control” of NW Natural, although certain of the benefits are only payable if the NEO’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common Stock;
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors; and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if (i) a change in control had occurred on December 31, 2015, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Restricted Stock Unit Acceleration[3]	Performance Share Acceleration[4]	Additional Lump Sum SERP Benefit[5]	Total Lump Sum Payments[6]	Additional Annual ESRIP Benefit[7]
Gregg S. Kantor	$2,465,000	$43,565	$921,793	$717,633	$—	$4,147,991	$63,511
David H. Anderson	887,713	—	333,852	253,989	501,081	1,976,635	—
Stephen P. Feltz[8]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Gregory C. Hazelton	620,000	34,506	477,233	52,267	—	1,184,006	—
Margaret D. Kirkpatrick	546,019	—	204,743	158,305	495,600	1,404,667	—
David R. Williams	611,400	1,660	127,953	97,419	—	838,433	8,295

(1)

Cash Severance Benefit. Each NEO has entered into a severance agreement providing for, among other things, cash severance benefits payable if the NEO’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each NEO is equal to two times (two and a half times for Mr. Kantor) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10 percent reduction at age 62, 40 percent reduction at age 63, 70 percent reduction at age 64, and 100 percent reduction at age 65. Accordingly, the cash severance benefit shown in the above table for Mr. Williams has been reduced by 10% due to his age. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit for Mr. Anderson and Ms. Kirkpatrick have been reduced in accordance with this provision.

(2)

Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each NEO as of December 31, 2015. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Insurance Continuation for Messrs. Anderson and Williams and Ms. Kirkpatrick have been reduced in accordance with this provision.

(3)

Restricted Stock Unit Acceleration. As of December 31, 2015, each NEO held outstanding unvested RSUs as listed in the “Outstanding Equity Awards” table above. The RSU award agreements state that if cash severance benefits are triggered under the severance agreements, all outstanding unvested RSUs will immediately vest. The amounts in the table above represent the number of unvested RSUs as of December 31, 2015 multiplied by a stock price of $50.61 per share, which was the closing price of our Common Stock on the last trading day of 2015, plus an amount for each RSU equal to the dividends paid per share during the period the RSU was outstanding.

(4)

Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2015” table and “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in 2015 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2015 to 2017. Similar awards were granted in February 2014 to the NEOs under which Common Stock (and dividends) will be issued based on our performance over the years 2014 to 2016. The award agreements for all those awards require us to issue a calculated number of shares within five days after a change in control and provide that (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies (TSR), actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration, (iii) for the portions of the award payable based on cumulative earnings per share (EPS) and average return on invested capital (ROIC), if the change in control occurs during the first year of the award period, the payout will be based on 100 percent of the pro-rated target, and if the change in control occurs during the second or third year of the award period, the payout will be calculated by assuming that the levels of EPS and ROIC achieved in the last completed year continued for the remaining year or years of the award period, and (iv) for the portion of the award payable based on achievement of strategic milestones, the payout will be based on 100 percent of the pro-rated target. These payments are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the number of shares that would have been issued under the awards based on TSR, EPS and ROIC performance through December 31, 2015, multiplied by a stock price of $50.61 per share, which was the closing price of our Common Stock on the last trading day of 2015, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2015.

(5)

Additional Lump Sum SERP Tier 1 Benefit. As discussed above in the text accompanying the “Pension Benefits” table, two of our NEOs are participants in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amounts in the table represent the excess of the SERP benefit the participant would receive on termination following a change in control over the SERP benefit he or she would have received if employment had terminated absent a change in control on December 31, 2015.

(6)	Total Lump Sum Payments. Amounts in this column equal the sum of the amounts in the five columns to its left.
(7)

Additional Annual ESRIP and SERP Tier 2 Benefits. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Kantor is a participant in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will receive three additional years of service for purposes of calculating his or her ESRIP benefit. In addition, the benefit reductions for commencement of ESRIP benefits prior to age 62 are reduced, from 6 percent for each year benefits commence prior to age 62 to three percent for each year benefits commence prior to age 62. The amount for Mr. Kantor in the table above represents the excess of the annual ESRIP benefit he would receive on termination following a change of control over the annual ESRIP benefit he would have received if his employment had terminated absent a change in control on December 31, 2015. The additional actuarial present value of these enhanced ESRIP benefits, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, is $1,044,116 for Mr. Kantor. As discussed above in the text accompanying the “Pension

Benefits” table, Mr. Williams is a participant in the SERP Tier 2, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any SERP Tier 2 participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 2 participant will receive three additional years of service for purposes of calculating his or her SERP Tier 2 benefit. The amount for Mr. Williams in the table above represents the excess of the annual SERP Tier 2 benefit he would receive on termination following a change in control over the annual SERP Tier 2 benefit he would have received if his employment had terminated absent a change in control on December 31, 2015. The additional actuarial present value of this enhanced SERP Tier 2 benefit, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above is $121,790.
(8)	Mr. Feltz retired on June 30, 2015, and therefore was not subject to change of control benefits as of December 31, 2015.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Hazelton was hired as Senior Vice President and CFO effective June 30, 2015, we entered into a severance agreement with him that provides the following severance benefits if we terminate his employment without cause: 100 percent of his base salary for a termination without cause during the year ending June 30, 2016, decreasing to 80 percent of base salary for a termination in the year ending June 30, 2017, 60 percent for a termination in the year ending June 30, 2018, 40 percent for a termination in the year ending June 30, 2019, 20 percent for a termination in the year ending June 30, 2020, and 0 percent thereafter. If Mr. Hazelton’s employment had been terminated without cause on December 31, 2015, he would have been entitled to a payment of $310,000 under this agreement. Also, Mr. Hazelton was granted time-based RSUs as described above under “Grants of Plan-Based Awards During 2015.” The RSU award agreement generally requires Mr. Hazelton to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreement also provides that if his employment terminates earlier as a result of death or disability, the RSUs will immediately vest. The value of the RSU payout, based on a stock price of $50.61 per share (which was the closing price of our Common Stock on the last trading day of 2015), that Mr. Hazelton would have been entitled to receive on death or disability as of December 31, 2015 is $390,692.

As of December 31, 2015, each NEO held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards at December 31, 2015” table above. The RSU award agreements generally require the officer to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if employment terminates earlier as a result of death or disability, or when the officer is eligible for normal or early retirement under our Retirement Plan, the officer will nevertheless receive 100 percent of each scheduled RSU payout if the performance threshold is satisfied for the applicable year. As of December 31, 2015, Messrs. Kantor and Williams and Ms. Kirkpatrick were eligible for normal or early retirement under the Retirement Plan. Assuming achievement of the performance threshold for all years, the estimated value of the RSU payouts, based on a stock price of $50.61 per share (which was the closing price of our Common Stock on December 31, 2015) and continuation of quarterly dividends on our Common Stock at the current rate, that Messrs. Kantor and Williams and Ms. Kirkpatrick would be entitled to receive on any termination of employment, and that Messrs. Anderson and Hazelton would be entitled to receive on death or disability, as of December 31, 2015 would be: Mr. Kantor, $963,036; Mr. Anderson, $348,345, Mr. Hazelton, $91,986; Ms. Kirkpatrick, $213,636; and Mr. Williams, $133,530.

As described above under “Grants of Plan-Based Awards During 2015” table and “Compensation Discussion and Analysis—2015 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs other than Mr. Hazelton in February 2015, and with respect to Mr. Hazelton upon his hiring on June 30, 2016, under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2015 to 2017. Similar awards were granted in February 2014 under which Common Stock (and dividend equivalents) will be issued based on our performance over the years 2014 to 2016. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but the award agreements for these awards provide that if employment terminates earlier as a result of death, disability, or retirement after reaching age 60 (age 55 for Mr. Kantor) the officer will be entitled to a pro-rated award payout. Accordingly, if any NEO had terminated employment on December 31, 2015 as a result of death, disability or retirement, his or her target award for the 2015-2017 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the

2014-2016 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $50.61 per share (which was the closing price of our Common Stock on December 31, 2015) and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each NEO would be: Mr. Kantor, $771,992; Mr. Anderson, $273,236; Mr. Hazelton, $56,161; Ms. Kirkpatrick, $170,304; and Mr. Williams, $104,803.

As of December 31, 2015, each NEO held options to purchase Common Stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year plus 7-day term. If death or disability of a NEO had occurred on December 31, 2015, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from three months to one year with the option values as of December 31, 2015 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718, for each of the NEOs was Mr. Kantor, $91,561; Mr. Anderson, $37,562; Ms. Kirkpatrick, $20,759 and Mr. Williams, $31,496. If an officer terminates employment when eligible for normal or early retirement under our Retirement Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year plus 7-day term. As of December 31, 2015, Messrs. Kantor and Williams and Ms. Kirkpatrick were the only NEOs eligible for normal or early retirement under the Retirement Plan. If they had retired on December 31, 2015, the aggregate value of option enhancements calculated as described above but using a three-year remaining term instead of a one-year remaining term was Mr. Kantor, $225,895; Ms. Kirkpatrick, $52,664; and Mr. Williams, $79,788.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2015

Name	Fees Earned or Paid in Cash ($)[1]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[2]	Total ($)
(a)	(b)	(d)	(e)
Timothy P. Boyle	$127,000	$—	$127,000
Martha L. Byorum	158,000	1,502	159,502
John D. Carter	160,000	204	160,204
Mark S. Dodson	131,500	16,511	148,011
C. Scott Gibson	155,000	5,823	160,823
Tod R. Hamachek	221,500	64,402	285,902
Jane L. Peverett	136,000	89	136,089
Kenneth Thrasher	150,000	—	150,000
Malia H. Wasson	137,500	731	138,231

Column (c) was deleted as it is not applicable in 2015. See “Director Fees and Arrangements,” below.

(1)

All cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives (DCP) for Messrs. Carter, Dodson and Hamachek and Ms. Wasson. A portion of cash amounts paid to Ms. Peverett were deferred pursuant to the terms of the DCP.

(2)

Amounts in column (d) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the DCP during 2015. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan, which he participated in while he was an executive officer of the Company. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

Non-Employee Director Compensation Philosophy

The OECC’s compensation philosophy for non-employee members of the Board is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members to be aligned near the middle of the market (50th percentile) for about 16 peer companies. The OECC reviews Board compensation annually and recommends adjustments to compensation as necessary. The Consultant who assists the OECC with executive compensation also provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the pay components for 2015 consisted of a cash retainer, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board. Beginning in 2016, the pay components will also include a stock retainer in the form of RSUs.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at least $300,000 within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2016 and concluded that all of the directors have achieved, or are making adequate progress toward achieving, the stock ownership goals.

Director Fees and Arrangements

Fees Paid in 2015

The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer	$115,000	[1]
Extra Annual Cash Retainer for Committee Chairs (other than Audit, Finance, Governance, or Organization and Executive Compensation Committee Chairs)	5,000
Extra Annual Cash Retainer for Audit Committee Chair	15,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair	10,000
Extra Annual Cash Retainer for Finance Committee Chair	10,000
Extra Annual Cash Retainer for Governance Committee Chair	7,500
Extra Annual Cash Retainer for Chairman of the Board	75,000
Board Meeting Fees	1,500
Committee Meeting Fees	1,500
Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,500
(1)	Effective January 1, 2016, the annual Board of Directors retainer was increased by an annual RSU grant equivalent to $20,000.

Directors are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-Employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP).

At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In November 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals would be made to the plan after December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 remained in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-Qualified Deferred Compensation Plans,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2015.

2015 AND 2014 AUDIT FIRM FEES

The following table shows the fees and expenses NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$1,078,500	$965,363
Audit-Related Fees	8,000	11,252
Tax Fees	39,228	35,039
All Other Fees	12,897	1,800

Total	$1,138,625	$1,013,454

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for statutory filings, issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC. The amount also includes the audit fee of $51,500 and $35,000 in 2015 and 2014, for a stand-alone financial audit of Gill Ranch Storage, LLC, a wholly-owned subsidiary of NW Natural.

Audit-Related Fees

This category includes fees and expenses related to consultations for financial accounting and reporting, in addition to fees for EPA assurance letters, which totaled $8,000 in 2015 and $5,000 in 2014.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice.

All Other Fees

This category relates to services other than those described above. The amount reflects a payment of approximately $11,000 for an industry-specific educational seminar in 2015, and an $1,800 payment for an accounting research tool in each of 2015 and 2014.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee approved 100 percent of 2015 and 2014 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, amended as of July 22, 2010 to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated John D. Carter, Chair of the Committee, as an “audit committee financial expert.”

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2015, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2015, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The Committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2015 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2015 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standard No. 16 (Auditing Standard No. 1301, effective December 31, 2016), Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2015 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for the year ended December 31, 2015, the Committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2015, the Committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 25, 2016, the Committee pre-approved specific services to be performed by the independent auditor in 2016, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2016. The Committee determined that:

•

for proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	the Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;
•	management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and
•

the Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 25, 2016 by the Audit Committee:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Kenneth Thrasher
Malia H. Wasson

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the heading “Executive Compensation” on pages 23 to 64 above. Pursuant to Section 14A of the Securities Exchange Act of 1934, we submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this proxy statement. The Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K under the heading “Executive Compensation” in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders, is approved.”

This proposal gives you the opportunity to endorse or not endorse our executive compensation program for our Named Executive Officers by voting for or against the above resolution. As discussed under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation programs have been carefully designed and implemented to attract, retain and motivate talented and qualified executives, to emphasize pay for performance, to link compensation to achievement of annual and long-term performance goals, to align executives’ interests with shareholders’ interests, and to achieve a correct balance between compensation that is attractive to executives, affordable to the Company and fair to shareholders and employees.

Substantial components of executive compensation are tied to the Company’s annual and long-term performance. For example, the Executive Annual Incentive Plan, which is designed to encourage and reward executive officer’s contributions in achieving NW Natural’s annual goals, provides for cash payments that are based on a formula that includes meeting proposed annual targets such as earnings per share, return on invested capital, Company performance relative to other operational goals and individual performance. Similarly, NW Natural’s Long Term Incentive Plan is designed to align executives’ interests with shareholder interests, by rewarding total shareholder return performance relative to the Company’s peer group over a three-year period and focusing executives on achievement of predefined levels of 3-year earnings per share, average return on invested capital, and key long-term performance objectives and business results that align with the Company’s strategic plan. Restricted stock units with performance threshold are also tied to the Company’s performance, by vesting only if a pre-defined performance threshold is met for the relevant performance period. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. Additionally, NW Natural’s pay practices work to align executives’ interests with shareholders’ interests by emphasizing stock ownership through stock ownership guidelines and performance-based compensation under the Long Term Incentive Plan.

Over the last few years, NW Natural has also adopted a number of pay practices that emphasize fairness to shareholders and good governance. Among other practices, executive change in control severance agreements are double-trigger and contain no gross-up provisions, with declining levels of benefits as executives approach age 65. The OECC has also eliminated routine or excessive perquisites for executives, limited the use and duration of severance agreements (other than in the context of change-in-control), reduced the interest crediting rate on compensation deferred after 2004 to a variable market rate, modified the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purposes of those plans, eliminated the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants, closed new participation in the ESRIP and Tier I of the SERP, and maintained a high percentage of total targeted direct compensation that is at risk, particularly for the Chief Executive Officer. Moreover, NW Natural’s annual and long-term incentive awards contain provisions that “clawback” from executives certain benefits under those awards in the event of misconduct.

Overall, NW Natural’s compensation practices are driven by our total compensation philosophy which is designed to provide total remuneration in a manner that motivates high levels of performance, creates shareholder value, and emphasizes our commitment to tie a significant portion of executive compensation to the Company’s performance.

Vote Required

Approval of this proposal by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 25, 2016, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2016. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2015 and 2014 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2016 will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Broadridge Financial Solutions, Inc. at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Election, 51 Mercedes Way, Edgewood, NY 11717.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Natural in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “How to Vote By Proxy and Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2017 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2017 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 16, 2016.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2017 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 25, 2017. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders, which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above), and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available at www.nwnatural.com among other things, its:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, and Public Affairs and Environmental Policy Committees; and
•	Code of Ethics.

You may request a copy of these documents, at no cost to you, by contacting Shareholder Services at 220 NW Second Avenue, Portland, OR 97209, or by calling (800) 422-4012, ext. 2402.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained D. F. King & Co., Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,000 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	Shawn M. Filippi
April 15, 2016	Vice President, Chief Compliance Officer and Corporate Secretary

EXHIBIT A

Natural Gas Industry Companies

ALLETE, Inc.

Aqua America, Inc.

Chesapeake Utilities Corporation

El Paso Electric Company

The Empire District Electric Company

IDACORP, Inc.

ITC Holdings Corp.

The Laclede Group, Inc.

MGE Energy, Inc.

National Fuel Gas Company

NorthWestern Corporation

Piedmont Natural Gas Company, Inc.

Questar Corporation

South Jersey Industries, Inc.

Southwest Gas Corporation

Unitil Corporation

EXHIBIT B

Towers Watson’s CDB General Industry Executive Compensation Survey Report—U.S., 2014 (Revenue less than $1 billion)

Accellent Corp.

Acorda Therapeutics, Inc.

Alexander & Baldwin, Inc.

Appvion, Inc.

Arup USA

Beeline, Inc.

Bluegreen Corporation

Bush Brothers & Company

Calgon Carbon Corporation

CDI Corp.

The E.W. Scripps Company

G&K Services, Inc.

Graco Inc.

Hercules Offshore, Inc.

HNTB Corporation

HomeServe USA

ION Geophysical Corporation

The Irvine Company, LLC

Kewaunee Scientific Corporation

KodakAlaris Inc.

Lawson Products, Inc.

Lifetouch

Lutron Electronics Company, Inc.

Markit Group Limited

Media General, Inc.

MTS Systems Corporation

Navigant Consulting, Inc.

NuVasive, Inc.

Openet

Regency Centers Corporation

Taubman Centers, Inc.

Travelport International Ltd.

The Weather Company

WEX Inc.

Towers Watson’s CDB Energy Services Industry Executive Compensation Survey Report—U.S., 2014 (Revenue less than $2B)

ALLETE, Inc.

Aqua America, Inc.

Avista Corporation

Black Hills Corporation

Boardwalk Pipeline Partners, LP

California Independent System Operator Corporation

Cheniere Energy, Inc.

City of Colorado Springs dba Colorado Springs Utilities/CSU

Cleco Corporation

Dynegy Inc.

El Paso Electric Company

Electric Reliability Council of Texas, Inc. aka ERCOT

Energen Corporation

Energy Northwest Employees’ Association

Energy Solutions of Utah, Inc.

EnLink Midstream Partners, LP (fka Crosstex Energy, LP)

EQT Corporation

ISO New England Inc.

ITC Holdings Corp.

Jacksonville Electric Authority (aka JEA)

The Laclede Group, Inc.

LCRA (Lower Colorado River Authority) Employees United Charities

Midwest Independent Transmission System Operator, Inc.

Nebraska Public Power District

New Mexico Gas Company, Inc.

NorthWestern Energy, L.L.C.

Old Dominion Electric Cooperative

Omaha Public Power District

ONE Gas, Inc.

Otter Tail Corporation

PNM Resources, Inc.

Portland General Electric Company

Questar Corporation

Southwest Gas Corporation

STP Nuclear Operating Company

UIL Holdings Corporation

Unitil Corporation

UNS Energy Corporation

Wolf Creek Nuclear Operating Corporation

American Gas Association Executive Compensation Survey, 2014 (Revenue $500M—$1.9B)

ALLETE, Inc.

Avista Corporation

Black Hills Corporation

CH Energy Group, Inc.

Citizens Energy Group

City of Colorado Springs dba Colorado Springs Utilities/CSU

Energen Corporation

Knoxville Utilities Board

Memphis Light Gas & Water District

MGE Energy, Inc. aka Madison Gas and Electric Company

Montana-Dakota Utilities Co.

National Fuel Gas Company

NorthWestern Energy, L.L.C.

ONE Gas, Inc.

Philadelphia Gas Works

Piedmont Natural Gas Company, Inc.

Questar Corporation

SEMCO Energy, Inc.

SourceGas LLC

Southwest Gas Corporation

The Laclede Group, Inc.

UGI Corporation

UNS Energy Corporation

Washington Gas Light Company

C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE

BROOKLYN, NY 11219

~How to Vote~

Please Choose One of the Following Voting Methods

VOTE BY INTERNET—www.proxyvote.com

To vote now by Internet, go to www.proxyvote.com. Have your proxy card available and follow the instructions provided at the website. Internet voting is available until 11:59 p.m. Eastern Daylight Time on May 25, 2016.

VOTE BY TELEPHONE—1-800-690-6903

Call the toll-free number, 1-800-690-6903. Have your proxy card available and follow the instructions provided on the call. Telephone voting is available until 11:59 p.m. Eastern Daylight Time on May 25, 2016.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON: ADMISSION TICKET

To attend and vote at the Northwest Natural Gas Company 2016 Annual Meeting of Shareholders, you must bring your Admission Ticket provided on the reverse side of this proxy card and your government-issued photograph identification. If you bring a guest, your guest must also bring a government-issued photograph identification. Information about attending the meeting is provided on the reverse side of this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08464-P76857 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NORTHWEST NATURAL GAS COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS

Proposal 1.

1. The election of three Class II directors for terms of three years.

Class II Nominees:

01) Tod R. Hamachek 02) Jane L. Peverett 03) Kenneth Thrasher

For All Withhold All Except For All

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3:

Proposal 2.

2. Advisory vote to approve Named Executive Of?cer Compensation.

Proposal 3.

3. The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2016.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NORTHWEST NATURAL GAS COMPANY 2016 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

THURSDAY, MAY 26, 2016, 2:00 P.M. PACIFIC DAYLIGHT TIME NORTHWEST NATURAL GAS COMPANY • HOSPITALITY SUITE, FOURTH FLOOR

220 NW SECOND AVENUE, PORTLAND, OR 97209

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting, please detach and bring this ticket and a form of government-issued photograph identification for admission. You may bring one guest to the meeting who must also bring a government-issued photograph identification.

ATTENDEES: Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of the 2016 Proxy Statement.

The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 2402 at least 72 hours before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach the below along perforated line and mail in the envelope provided.

E08465-P76857

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory C. Hazelton, MardiLyn Saathoff, and Shawn M. Filippi and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the Annual Meeting of Shareholders of Northwest Natural Gas Company to be held on Thursday, May 26, 2016, and at all adjournments thereof: (i) as designated on the reverse side of this card; and (ii) at their discretion, upon any and all other matters, which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s common stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company common stock in the undersigned’s name and/or account under such plan, in accordance with the instructions given herein, at the 2016 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including, but not limited to, the matters set forth on the reverse side.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)